SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ PreliminaryProxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Marriott International, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

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1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Corporate Headquarters:	Mailing Address:
10400 Fernwood Road	Marriott Drive
Bethesda, Maryland 20817	Washington, D.C. 20058

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FRIDAY, MAY 6, 2005

To our Shareholders:

March 31, 2005

The 2005 annual meeting of shareholders of Marriott International, Inc. (the “Company”) will be held at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. on Friday, May 6, 2005, beginning at 10:30 a.m. Doors to the meeting will open at 9:30 a.m. At the meeting, shareholders will act on the following matters:

(1)	Election of four directors, each for a term of three years;

(2)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2005;

(3)	Approval of an increase of 5 million shares of the Company’s Class A common stock authorized for issuance under the Marriott International, Inc. 2002 Comprehensive Stock and Cash Incentive Plan;

(4)	Consideration of 2 shareholder proposals, if properly presented at the meeting; and

(5)	Any other matters that properly come before the meeting.

Shareholders of record at the close of business on March 15, 2005 will be entitled to notice of and to vote at this meeting.

For the convenience of our shareholders, proxies may be given either by telephone, electronically through the Internet, or by completing, signing, and returning the enclosed proxy card. In addition, shareholders may elect to receive future shareholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

By order of the Board of Directors,

Dorothy M. Ingalls
Secretary

PLEASE REFER TO THE OUTSIDE BACK COVER FOR DIRECTIONS TO THE MEETING

AND INFORMATION ON PARKING, PUBLIC TRANSPORTATION AND LODGING.

i

ii

MARRIOTT INTERNATIONAL, INC.

10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareholders of Marriott International, Inc. (“we,” “us,” or the “Company”) to be held on Friday, May 6, 2005, beginning at 10:30 a.m., at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C., and at any postponements or adjournments of the meeting. This proxy statement is first being mailed to shareholders by the Company on March 31, 2005.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters described in the accompanying notice of meeting. These actions include the election of four directors, ratification of the appointment of the independent registered public accounting firm (“independent auditor”), approval of an increase of 5 million shares of Class A common stock authorized for issuance under the 2002 Comprehensive Stock and Cash Incentive Plan (the “2002 Incentive Plan”), and if properly presented at the meeting, consideration of two shareholder proposals. In addition, our management will report on the Company’s performance during fiscal 2004 and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 15, 2005, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of the Company’s Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

Who can attend the meeting?

All shareholders of record at the close of business on the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

You will find directions to the meeting, and information on parking, public transportation and lodging, on the back cover of this proxy statement.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Class A common stock of the Company outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the meeting. As of the record date, 224,654,507 shares of Class A common stock of the Company were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum.

How do I vote?

You may vote by either casting your vote in person at the meeting, or by marking, signing and dating each proxy card you receive and returning it in the prepaid envelope. Your shares will be voted as you indicate on the proxy card. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR items 1, 2, and 3 and AGAINST items 4 and 5.

What does the Board recommend?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR election of the nominated directors (see Item 1 on page 8);

•	FOR ratification of the appointment of the independent auditor (see Item 2 on page 32);

•	FOR approval of an increase of 5 million shares of Class A common stock authorized for issuance under the 2002 Incentive Plan (see Item 3 on page 32);

•	AGAINST the shareholder proposal to declassify the Board of Directors and establish annual election of all directors (see Item 4 on page 33); and

•	AGAINST the shareholder proposal to require election of directors by a majority of votes cast at an annual meeting (see Item 5 on page 34).

Unless you give other instructions, the persons named as proxy holders on the proxy card will vote in accordance with the Board’s recommendations.

Can I vote by telephone or electronically?

You may vote by telephone or electronically through the Internet by following the instructions attached to your proxy card.

The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

If you hold your shares in “street name,” you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by your broker or other nominee.

Can I change my vote after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

(1)	Returning a later-dated signed proxy card;

(2)	Delivering a written notice of revocation to EquiServe Trust Company, N.A., P.O. Box 8089, Edison, New Jersey 08818-9355;

(3)	Voting by telephone or the Internet; or

(4)	Voting in person at the meeting.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

How do I vote my 401(k) shares?

If you participate in the Marriott Employees’ Profit Sharing, Retirement and Savings Plan and Trust (the “401(k) Plan”) or the Sodexho Employee Savings Plan, you may give voting instructions as to the number of share equivalents allocated to your account as of the record date. You may provide voting instructions to the trustee under the applicable plan by completing and returning the proxy card accompanying this proxy statement. The trustee will vote your shares in accordance with your duly executed instructions if they are received by 12:00 p.m. Eastern Time, May 4, 2005. If you do not send instructions, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

What vote is required to approve each item?

In the election of directors, the four nominees who receive the highest number of “FOR” votes will be elected. A “WITHHELD” vote does not affect the election of directors. The affirmative vote of the majority of the votes cast on the matter is required to approve the amendment to the 2002 Incentive Plan to increase the number of shares authorized for issuance, provided that stockholders holding a majority of the shares outstanding on the record date actually cast votes on this matter. For each other item, when a quorum is present, the affirmative vote of the holders of a majority of the shares of Class A common stock represented in person or by proxy and entitled to vote on the item will be required for approval. Instructions to “ABSTAIN” with respect to any item will not be voted on that item, although they will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST.”

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion on some of the items to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those items and will not be counted in determining the number of shares necessary for approval for each item. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who will count the vote?

Representatives of EquiServe Trust Company, N.A., our independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on my proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of Class A common stock that the Company’s stock transfer records indicate that you hold, including (i) any shares you may hold through the DirectSERVICE Investment Program administered by EquiServe Trust Company, N.A.; (ii) if you are a Marriott employee, any shares that may be held for your account by T. Rowe Price as custodian for the 401(k) Plan; and (iii) if you are a Sodexho Inc. employee, any shares that may be held for your account by State Street Bank and Trust Company as trustee for the Sodexho Employee Savings Plan. If you have shares in the 401(k) Plan or the Sodexho Employee Savings Plan and do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, then the 401(k) Plan trustee or State Street, as applicable, will vote your shares in proportion to the way the other 401(k) Plan participants or Sodexho Employee Savings Plan participants, as applicable, voted their shares.

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, please sign and return all proxy cards, or if you choose, vote by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, EquiServe Trust Company, N.A., at (800) 311-4816.

How will voting on any other business be conducted?

Although we currently do not know of any business to be considered at the 2005 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your proxy gives authority to J.W. Marriott, Jr. and William J. Shaw to vote on such matters at their discretion.

When are shareholder proposals for the 2006 annual meeting of shareholders due?

To be considered for inclusion in our proxy statement for the 2006 annual meeting of shareholders, shareholder proposals must be received at our offices no later than December 1, 2005. Proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, and must be submitted in writing to the Corporate Secretary, Marriott International, Inc., Department 52/862, Marriott Drive, Washington, D.C. 20058.

In addition, our bylaws require that, if a shareholder desires to introduce a shareholder proposal or nominate a director candidate from the floor of the 2006 annual meeting of shareholders, the shareholder must submit such proposal or nomination in writing to the Company’s Secretary at the above address not later than February 5, 2006. The written proposal or nomination must comply with our bylaws. The Chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or the nomination of any person made after February 5, 2006, or that does not comply with our bylaws. If a shareholder fails to meet these deadlines or satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the proxies we solicit allow us to vote on such proposals as we deem appropriate. You may obtain a copy of our bylaws by submitting a request to the Secretary, Marriott International, Inc., Department 52/862, Marriott Drive, Washington, D.C. 20058.

How much did this proxy solicitation cost and who paid that cost?

The Company paid for this proxy solicitation. We hired MacKenzie Partners, Inc. to assist in the distribution of proxy materials and solicitation of votes for an estimated fee of $15,000, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Our directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies.

Can I receive future shareholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. To consent to electronic delivery:

•	If your shares are registered in your own name, and not in “street name” through a broker or other nominee, fill out the consent form at the Internet site maintained by our transfer agent, EquiServe Trust Company, N.A., at www.econsent.com/mar.

•	If your shares are registered in “street name” through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

You may withdraw this consent at any time and resume receiving shareholder communications in print form.

STOCK OWNERSHIP

Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

The following table sets forth the beneficial ownership of Class A common stock by our directors and executive officers as of January 31, 2005, as well as additional information about beneficial owners of 5% or more of the Company’s Class A common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws.

Name	Shares Beneficially Owned		Percent of Class(1)
Directors:
J.W. Marriott, Jr.	31,202,963	(2)(3)	13.6
Richard S. Braddock	4,000		*
Lawrence W. Kellner	1,000	(4)	*
Debra L. Lee	0	(5)	*
John W. Marriott III	6,972,459	(6)(7)(8)	3.0
Floretta Dukes McKenzie	1,308	(4)(7)	*
George Muñoz	5,004	(4)	*
Harry J. Pearce	4,175	(4)	*
Roger W. Sant	31,565	(4)(7)	*
William J. Shaw	1,626,528	(6)(7)	*
Lawrence M. Small	84,466	(4)(7)(9)	*

Other Named Executive Officers:
Joseph Ryan	678,244	(7)	*
Arne M. Sorenson	556,561	(6)(7)	*
James M. Sullivan	870,462	(6)(7)	*

All Directors and Executive Officers as a Group:
(20 persons including the foregoing)	36,555,290	(10)	15.6

Other 5% Beneficial Owners:
Richard E. Marriott	25,226,097	(2)(11)	11.2

*	Less than 1 percent.
(1)	Based on the number of shares outstanding (225,734,306) on January 31, 2005, plus the number of shares acquirable by the specified person(s) within 60 days of January 31, 2005.
(2)	Includes: (i) 3,067,809 shares held by J.W. Marriott, Jr. and his brother Richard E. Marriott as co-trustees of 16 trusts for the benefit of their children; (ii) 5,051,744 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation in which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (iii) 3,196,600 shares held by a charitable annuity trust created by the will of J. Willard Marriott, Sr. in which J.W. Marriott, Jr. and Richard E. Marriott have a remainder interest and are co-trustees; and (iv) 269,878 shares held as trustee of two trusts established for the benefit of J.W. Marriott, Jr. Both J.W. Marriott, Jr. and Richard E. Marriott report these shares as beneficially owned.
(3)

Includes, in addition to the shares referred to in footnote (2): (i) 3,699,443 shares subject to options exercisable within 60 days after January 31, 2005; (ii) 139,735 shares owned by J.W. Marriott, Jr.’s wife (Mr. Marriott disclaims beneficial ownership of such shares); (iii) 1,340,534 shares owned by four trusts for the benefit of J.W. Marriott, Jr.’s children, in which his wife serves as a co-trustee; (iv) 48,728 shares owned by six trusts for the benefit of J.W. Marriott, Jr.’s grandchildren, in which his wife serves as a co-trustee; (v) 160,000 shares owned by JWM Associates Limited Partnership, whose general partner is J.W. Marriott, Jr.; (vi) 5,413,980 shares owned by JWM Family Enterprises, L.P., whose general partner is a corporation in which J.W. Marriott, Jr. is a controlling shareholder; (vii) 6,600,000 shares owned by JWM Argent Family Limited Partnership, whose general partner is J.W. Marriott, Jr.; and (viii) 29,327 shares owned by the J. Willard Marriott, Jr. Foundation, in which J.W. Marriott, Jr. and his wife serve as trustees. J.W. Marriott, Jr.’s address is Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.

(4)	Does not include non-employee director annual deferred share awards or stock units representing fees that non-employee directors have elected to defer under our 2002 Incentive Plan. The combined number of shares (i) subject to deferred share awards and (ii) in stock unit accounts of non-employee directors as of January 31, 2005, were as follows: Mr. Kellner: 2,459; Dr. McKenzie: 17,091; Mr. Muñoz: 3,029; Mr. Pearce: 21,936; Mr. Sant: 19,062; and Mr. Small: 18,224. Share awards and stock units do not carry voting rights and are not transferable. Dividend equivalents are credited to stock unit accounts in the form of additional stock units. Share awards and stock units are distributed following retirement as a director.
(5)	Ms. Lee acquired 319 shares on February 24, 2005.
(6)	Includes shares of unvested restricted stock awarded under the 2002 Incentive Plan as follows: John W. Marriott III: 19,000 shares; Mr. Shaw: 52,000 shares; Mr. Sorenson: 48,250 shares; and Mr. Sullivan: 36,000 shares. Holders of restricted stock are entitled to vote their shares. See “Executive Compensation: Summary Compensation Table” at page 20.
(7)	Includes shares subject to options exercisable within 60 days after January 31, 2005, as follows: John W. Marriott III: 146,865 shares; Dr. McKenzie: 438 shares; Mr. Muñoz: 4,004 shares; Mr. Sant: 11,565 shares; Mr. Shaw: 1,443,680 shares; Mr. Small: 12,003 shares; Mr. Ryan: 612,695 shares; Mr. Sorenson: 481,461 shares; and Mr. Sullivan: 771,476 shares.
(8)	Includes (i) 5,413,980 shares owned by JWM Family Enterprises, L.P. whose general partner is a corporation in which John W. Marriott III is the president; (ii) 160,000 shares owned by JWM Associates Limited Partnership, whose limited partner is John W. Marriott III; (iii) 393,480 shares held as beneficiary of two trusts, in which Richard E. Marriott and J.W. Marriott, Jr. serve as co-trustees; (iv) 337,360 shares held as beneficiary of a trust in which J.W. Marriott, Jr.’s wife serves as co-trustee; and (v) 24,522 shares owned by three trusts, for the benefit of John W. Marriott III’s children, in which his spouse and J.W. Marriott, Jr.’s wife are co-trustees. J.W. Marriott, Jr. and John W. Marriott III report these shares as beneficially owned but these shares are included only once in reporting the number of shares owned by all directors and executive officers as a group. Includes, in addition to the shares referred to above (i) 15,605 shares owned by John W. Marriott III’s wife (Mr. Marriott disclaims beneficial ownership of such shares); and (ii) 62,079 shares held as trustee of three trusts for the benefit of John W. Marriott III’s children.
(9)	Includes 5,400 shares held by Lawrence M. Small as trustee in two trusts for the benefit of his two children.
(10)	All directors, nominees and executive officers as a group (other than J.W. Marriott, Jr. and John W. Marriott III) beneficially owned an aggregate of 4,709,210 shares, or 2.0 percent of Class A common stock outstanding as of January 31, 2005.
(11)

Includes, in addition to the shares referred to in footnote (2): (i) 122,634 shares subject to options exercisable within 60 days after January 31, 2005; (ii) 137,604 shares owned by Richard E. Marriott’s wife; (iii) 1,162,278 shares owned by four trusts for the benefit of Richard E. Marriott’s children, in which his wife serves as a co-trustee; (iv) 1,691,346 shares owned by First Media Limited Partners, whose general partner is a corporation in which Richard E. Marriott is the controlling shareholder; and (v) 36,327 shares owned by the Richard E. and Nancy P. Marriott Foundation in which Richard E. Marriott and his wife serve as directors and officers. Richard E. Marriott is the brother of J.W. Marriott, Jr. and is a former director and officer of the Company. Richard E. Marriott’s address is Host Marriott Corporation, 10400 Fernwood Road, Bethesda, Maryland 20817.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors, all of our officers and all of our 10% beneficial owners who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 complied with such reporting requirements during fiscal 2004.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, with approximately one-third of the directors standing for election each year for a three-year term. Sterling D. Colton holds the title of director emeritus.

Directors Standing for Election

Four directors are standing for election: Debra L. Lee, J.W. Marriott, Jr., George Muñoz, and William J. Shaw. Each of these nominees currently serves on the Board and has consented to serve for an additional term ending at the 2008 annual meeting of shareholders, or when their successor is duly elected and qualified. Debra L. Lee and George Muñoz, who were appointed to the Board, were initially recommended to the Nominating and Corporate Governance Committee by J.W. Marriott, Jr., our Chairman and Chief Executive Officer.

We do not know of any reason why any of the nominees would be unable to serve. However, if any of the nominees should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The Board recommends a vote FOR the nominees.

The following are the nominees for director for three-year terms ending in 2008:

J.W. Marriott, Jr. (Chairman of the Board) Age: 73	Mr. Marriott is Chairman of the Board of Directors and our Chief Executive Officer. He joined Marriott Corporation in 1956, became President and a director in 1964, Chief Executive Officer in 1972 and Chairman of the Board in 1985. Mr. Marriott also is a director of the Naval Academy Endowment Trust. He serves on the Board of Trustees of the National Geographic Society, the National Urban League and The J. Willard & Alice S. Marriott Foundation, and is a member of the Executive Committee of the World Travel & Tourism Council and the Business Council. Mr. Marriott has served as our Chairman and Chief Executive Officer since the Company’s inception in 1997, and served as Chairman and Chief Executive Officer of the Company’s predecessors from 1985. He is the father of John W. Marriott III. He has served as a director of the Company or its predecessors since 1964.

Debra L. Lee Age: 50	Ms. Lee is President and Chief Operating Officer of Black Entertainment Television (BET), a media and entertainment company owned by Viacom. Ms. Lee’s career at BET began in 1986 as Vice President and General Counsel. In 1992, she was named Executive Vice President of Legal Affairs and Publisher of BET’s magazine division, while continuing to serve as General Counsel. In 1995, Ms. Lee assumed responsibility for BET’s strategic business development and was named President and Chief Operating Officer in 1996. Prior to joining BET, Ms. Lee was an attorney with Washington, D.C.-based law firm Steptoe & Johnson. Ms. Lee serves on the Board of Directors of the following publicly traded companies: Eastman Kodak Company and Washington Gas & Light Company. She is also a director of the following professional and civic organizations: the National Cable & Telecommunications Association, Center for Communication, Girls, Inc., the Kennedy Center’s Community & Friends, National Symphony Orchestra, National Women’s Law Center, and the Alvin Ailey Dance Theater. She is a Trustee Emeritus at Brown University. She has served as a director of the Company since 2004.

George Muñoz Age: 53	Mr. Muñoz is a principal in the Washington, D.C.-based firm Muñoz Investment Banking Group, LLC. He is also a partner in the Chicago-based law firm Tobin, Petkus & Muñoz. He served as President and Chief Executive Officer of Overseas Private Investment Corporation from 1997 to January 2001. Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the U.S. Treasury Department from 1993 until 1997. Mr. Muñoz is a certified public accountant and an attorney. He is a director of the following publicly traded companies: Altria Group, Inc., Anixter International, Inc. and Archipelago Holdings, Inc. He also serves on the Board of Trustees of the National Geographic Society. He has served as a director of the Company since 2002.

William J. Shaw Age: 59	Mr. Shaw has served as President and Chief Operating Officer of the Company or its predecessors since March 1997. He joined Marriott Corporation in 1974, was elected Corporate Controller in 1979 and a Vice President in 1982. In 1986, Mr. Shaw was elected Senior Vice President—Finance and Treasurer of Marriott Corporation. He was elected Chief Financial Officer and Executive Vice President of Marriott Corporation in April 1988. In February 1992, he was elected President of the Marriott Service Group. He served as Chairman of Sodexho Marriott Services, Inc. (now named Sodexho, Inc.) and as a director from 1998 until June 2001. Mr. Shaw serves on the Board of Trustees of the University of Notre Dame and the Suburban Hospital Foundation. He also serves on the Wolf Trap Foundation for the Performing Arts Board of Directors and the NCAA Leadership Advisory Board. He has served as a director of the Company or its predecessors since 1997.

Directors Continuing in Office

Richard S. Braddock Age: 63	Mr. Braddock is Chairman of MidOcean Partners, a private equity firm. Prior to his position at MidOcean Partners, Mr. Braddock served as Chairman of priceline.com Incorporated, a position he held from August 1998 through April 2004. He also served as Chief Executive Officer at priceline.com Incorporated from August 1998 through June 2000. Previously, Mr. Braddock served as Chairman of True North Communications, a global advertising and communications firm, from July 1997 to January 1999, and was a Principal in the private equity investment firm of Clayton, Dubilier & Rice from June 1994 to September 1995. Earlier, Mr. Braddock was Chief Operating Officer at Medco Containment Services, Inc., from January 1993 to October 1993. Mr. Braddock joined Citicorp in 1973, serving as Chief Operating Officer of the company and its principal subsidiary, Citibank, N.A. from January 1990 through October 1992. He serves on the Board of Directors of the following publicly traded companies: Cadbury Schweppes plc, Eastman Kodak Company, MphasiS-BFL Limited (India). He also serves on the Board of Directors of Lenox Hill Hospital and the Lincoln Center for the Performing Arts. He became a director of the Company in 2004. He is currently serving a term expiring at the 2006 Annual Meeting of Shareholders.

Lawrence W. Kellner Age: 46	Mr. Kellner is Chairman of the Board and Chief Executive Officer of Continental Airlines, Inc. He served as Chief Operating Officer of Continental Airlines from March 2003 to December 31, 2004, as President from May 2001 to December 31, 2004 and a member of Continental Airlines’ Board of Directors since 2001. He joined the airline in 1995 as Senior Vice President and Chief Financial Officer. Prior to joining Continental Airlines, he was Executive Vice President and Chief Financial Officer of American Savings Bank and, prior to American Savings Bank, he was Executive Vice President and Chief Financial Officer of The Koll Company. He has served as a director of the Company since 2002. He is currently serving a three-year term expiring at the 2007 Annual Meeting of Shareholders.

John W. Marriott III Age: 43	Mr. Marriott joined Marriott Corporation in 1976 and became Executive Vice President—Lodging for the Company in January 2003. He is responsible for leading Global Sales and Marketing, Brand Management, Operations Planning and Support and North American Lodging Operations. Prior to his current position, Mr. Marriott served as Executive Vice President of Global Sales and Marketing. He previously held the position of Senior Vice President for Marriott’s Mid-Atlantic Region. In April 2002, Mr. Marriott was named by the U.S. Department of Commerce and the Japanese government to co-chair a special taskforce to promote travel between the United States and Japan. John W. Marriott III is the son of J.W. Marriott, Jr. He has served as a director of the Company since 2002. He is currently serving a three-year term expiring at the 2007 Annual Meeting of Shareholders.

Floretta Dukes McKenzie Age: 69	Dr. McKenzie is Senior Advisor to the American Institute for Research. She was the Chairman of The McKenzie Group, Inc. (an educational consulting firm) from 1997 until 2004. From 1981 to 1988, she served as Superintendent of the District of Columbia Public Schools and Chief State School Officer. She is a director of the following publicly traded companies: Potomac Electric Power Company (PEPCO), Ameritas/Acacia Group, Group Hospitalization and Medical Services, Inc. (GHMSI). She is also a director or trustee of National Geographic Society, CareFirst (Blue Cross/Blue Shield), Howard University, White House Historical Association, Marriott Foundation for People with Disabilities, National Academy Foundation, American Institute for Research, and Harvard Graduate School of Education Urban Superintendents Program. Dr. McKenzie has served as a director of the Company or its predecessors since 1992. She is currently serving a three-year term expiring at the 2006 Annual Meeting of Shareholders.

Harry J. Pearce Age: 62	Mr. Pearce was Chairman of Hughes Electronics Corporation, a subsidiary of General Motors Corporation, from May 2001 until the sale by General Motors of its interest in Hughes in December 2003. He has served on the Hughes Electronics Corporation board since 1992. He was Vice Chairman and a director of General Motors Corporation from 1996 until his retirement from General Motors Corporation in May 2001. Mr. Pearce is a director of a publicly traded company, MDU Resources Group, Inc. He also is Chairman of the U.S. Air Force Academy’s Sabre Society and a director, and lifetime member, of the U.S. Air Force Academy’s Association of Graduates. Mr. Pearce is a director of the National Defense University Foundation, Chairman of the GM Cancer Research Foundation, Chairman of The Bone Marrow Foundation and President and director of The Leukemia & Lymphoma Society Research Foundation. He also serves on the Board of Trustees of Howard University and Northwestern University. Mr. Pearce has served as a director of the Company or its predecessors since 1995. He is currently serving a three-year term expiring at the 2007 Annual Meeting of Shareholders.

Roger W. Sant Age: 73	Mr. Sant is Chairman Emeritus and director of The AES Corporation, a global power company, which he co-founded in 1981. He chairs the Board of The Summit Foundation, serves as a Regent of the Smithsonian Institution and is a Board member of World Wildlife Fund-US, and The National Symphony Orchestra. He was Board Chairman of the World Wildlife Fund-US from 1994 to 2000. Mr. Sant has served as a director of the Company or its predecessors since 1993. He is currently serving a three-year term expiring at the 2006 Annual Meeting of Shareholders.

Lawrence M. Small Age: 63	Mr. Small is the Secretary of the Smithsonian Institution, the world’s largest combined museum and research complex, a position he assumed in January, 2000. From 1991 until he became the 11th Secretary of the Smithsonian, he served as President and Chief Operating Officer of Fannie Mae. Before joining Fannie Mae, Mr. Small served as Vice Chairman and Chairman of the Executive Committee of the Boards of Directors of Citicorp and Citibank, N.A. Mr. Small is also a director of a publicly traded company, The Chubb Corporation. He is also a director of New York City’s Spanish Repertory Theatre, the John F. Kennedy Center for the Performing Arts, the National Gallery of Art, and the Woodrow Wilson International Center for Scholars. Mr. Small has served as a director of the Company or its predecessors since 1995. He is currently serving a three-year term expiring at the 2006 Annual Meeting of Shareholders.

The Board of Directors met four times in 2004. The Company encourages all directors to attend the annual meeting of shareholders. All directors serving at the time attended the Company’s annual shareholders meeting in 2004. (Ms. Lee and Mr. Braddock joined the Board after the annual meeting.) No director attended fewer than 75% of the total number of meetings of the Board and Committees on which such director served.

Committees of the Board of Directors

The Board of Directors has five standing committees: Audit; Compensation Policy; Nominating and Corporate Governance; Committee for Excellence; and Executive.

Audit Committee

Members:	Lawrence M. Small (Chair), Lawrence W. Kellner, George Muñoz, and Roger W. Sant.

•	The members of the Committee are not Company employees. The Board of Directors has determined that the members of the Committee are independent as defined under the New York Stock Exchange (NYSE) Listing Standards, applicable Securities and Exchange Commission rules and the Company’s Governance Principles adopted by the Board (“Governance Principles”). The Audit Committee Charter is available in our Investor Relations website (http://www.marriott.com/investor) by clicking on “Corporate Governance.” A copy may also be obtained upon request from the Company’s Corporate Secretary. The Committee met four times in person and two times telephonically in 2004.

•	There is unrestricted access between the Audit Committee and the independent auditors and internal auditors.

•	The Board of Directors has determined the following Audit Committee members are financial experts as defined in the Securities and Exchange Commission rules:

•	Lawrence M. Small

•	Lawrence W. Kellner

•	George Muñoz

•	Roger W. Sant

•	The full text of the Audit Committee Charter is set forth in Appendix A to this proxy statement.

Functions include:

•	Appointing, overseeing and determining the compensation and services of the Company’s independent auditors.

•	Pre-approving all audit fees, the terms of all audit services, and any permissible non-audit services to be provided by the Company’s independent auditors.

•	Considering whether any circumstance, including the performance of any permissible non-audit services, would impair the independence of the Company’s principal independent auditor.

•	Overseeing the accounting, reporting and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements.

•	Overseeing the Company’s internal control environment and compliance with legal and regulatory requirements.

•	Overseeing the performance of the Company’s internal audit function.

Compensation Policy Committee

Members:	Roger W. Sant (Chair), Richard S. Braddock, Floretta Dukes McKenzie and Lawrence M. Small.

•	The members of the Committee are not Company employees. The Board of Directors has determined that the members of the Committee are independent as defined under the NYSE Listing Standards and our Governance Principles. The Compensation Policy Committee Charter is available in our Investor Relations website (http://www.marriott.com/investor) by clicking on “Corporate Governance.” A copy may also be obtained upon request from the Company’s Corporate Secretary. The Compensation Policy Committee met four times in 2004.

Functions include:

•	Recommending to the Board policies and procedures relating to senior officers’ compensation and various employee benefit plans.

•	Approving senior officer salary adjustments, bonus payments and stock awards.

•	Approving and recommending to the Board the specific amounts of non-employee Directors’ compensation.

Nominating and Corporate Governance Committee

Members:	Lawrence W. Kellner (Chair), Debra L. Lee, Floretta Dukes McKenzie and George Muñoz.

•	The members of the Committee are not Company employees. The Board of Directors has determined that the members of the Committee are independent as defined under the NYSE Listing Standards and our Governance Principles. The Nominating and Corporate Governance Committee Charter is available in our Investor Relations website (http://www.marriott.com/investor) by clicking on “Corporate Governance.” A copy may also be obtained upon request from the Company’s Corporate Secretary. The Nominating and Corporate Governance Committee met four times in 2004.

Functions include:

•	Making recommendations to the Board regarding corporate governance matters and updates to the Governance Principles.

•	Reviewing qualifications of candidates for Board membership.

•	Advising the Board on a range of matters affecting the Board and its committees, including making recommendations with respect to qualifications of director candidates, selection of committee chairs, committee assignments and related matters affecting the functioning of the Board.

Committee for Excellence

Members:	Board of Director members George Muñoz (Chair), Debra L. Lee, Harry J. Pearce, and William J. Shaw. Company officers Stephen A. Bauman, Vice President—Workforce Development; Rita M. Cuddihy, Senior Vice President—Marketing; Carolyn B. Handlon, Executive Vice President—Finance and Global Treasurer; Norman K. Jenkins, Senior Vice President—North American Lodging Development; David A. Rodriguez, Executive Vice President—Lodging Human Resources; David M. Sampson, Senior Vice President—Diversity Initiatives; and Charlotte B. Sterling, Executive Vice President—Communications.

•	The members of the Committee consist of at least three or more members of the Board of Directors, at least two of whom are not officers or employees. The Committee may also consist of officers and employees of the Company who are not Directors. Some of these officers and employees will be appointed on an annually rotating basis. At least one member of the Committee is independent as defined under the NYSE Listing Standards and our Governance Principles. The Committee’s charter provides that an independent director will always be the Chairman of the Committee. The Committee for Excellence Charter is available in our Investor Relations website (http://www.marriott.com/investor) by clicking on “Corporate Governance.” A copy may also be obtained upon request from the Company’s Corporate Secretary. The Committee for Excellence met four times in 2004.

Functions include:

•	Identifying and encouraging efforts undertaken by the Company to promote and leverage the recruitment, retention, and advancement of women and minorities as employees of the Company.

•	Identifying and evaluating efforts undertaken by the Company to promote and leverage an increasingly diverse ownership, franchisee, customer, and vendor base.

•	Enhancing the public perception of efforts and successes to promote diversity and value people of different backgrounds, experiences, and cultures to benefit the Company’s strategic competitive advantage.

•	Reviewing and approving the goals and progress of the Project Excel team, which functions as the working group for the Committee.

Executive Committee

Members:	J. W. Marriott, Jr. (Chair) and Roger W. Sant.

•	The Executive Committee did not meet in 2004.

Functions include:

•	Exercises the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the certificate of incorporation and bylaws, mergers, consolidations, sales or exchanges involving substantially all of the Company’s assets, declarations of dividends and issuances of stock.

Selection of Director Nominees

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and shareholders. As a shareholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Marriott International, Inc., Marriott Drive, Department 52/862, Washington, D.C. 20058. Recommendations must include the name and address of the shareholder making the recommendation, a representation that the shareholder is a holder of record of Class A common stock, biographical information about the individual recommended and any other information the shareholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended.

Once the Nominating and Corporate Governance Committee has identified a candidate, the Committee evaluates the candidate against the qualifications set out in the Governance Principles, including:

•	character, judgment, personal and professional ethics, integrity, values and familiarity with national and international issues affecting business;

•	depth of experience, skills and knowledge complementary to the Board and the Company’s business;

•	willingness to devote sufficient time to carry out the duties and responsibilities effectively.

The Committee also considers such other relevant factors as it deems appropriate. The Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee. The procedures for considering candidates recommended by a shareholder for Board membership are consistent with the procedures for candidates recommended by members of the Nominating and Corporate Governance Committee, other members of the Board or management.

Governance Principles

The Governance Principles adopted by the Board meet or exceed the NYSE Listing Standards. The portion of the Governance Principles addressing director independence is attached to this proxy statement as Appendix B, and the full text of the Governance Principles can be found in the Investor Relations section of the Company’s website (http://www.marriott.com/investor) by clicking on “Corporate Governance.” A copy may also be obtained upon request from the Company’s Corporate Secretary.

Director Independence

Pursuant to the Governance Principles, the Board undertook its annual review of director independence in February 2005. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. As provided in the Governance Principles, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

Based on the standards set forth in the Governance Principles and after reviewing any relationships involving Board members, the Board affirmatively determined that all of the directors are independent of the Company and its management, with the exception of J.W. Marriott, Jr., William J. Shaw, and John W. Marriott III, each of whom is considered an inside director because of his employment as an executive of the Company, and Harry J. Pearce, who is considered a non-independent outside director because Harry J. Pearce was Chairman of Hughes Electronics Corporation, an affiliate of General Motors Corporation, while J.W. Marriott, Jr. served on the Executive Compensation Committee of the Board of Directors of General Motors Corporation until June 2002.

Meetings of Non-Employee Directors

Company policy requires non-employee directors to meet without management present at least twice a year. In 2004, the non-employee directors met without management present four times and the independent directors met without management present one time. The Chairman of the Nominating and Corporate Governance Committee, currently Mr. Kellner, presides at the meetings of the non-employee directors without management present.

Shareholder Communications with the Board

Shareholders and others interested in communicating with the Chair of the Nominating and Corporate Governance Committee, the non-employee directors or the Audit Committee may do so by e-mail to business.ethics@marriott.com or in writing to the Business Ethics Department, One Marriott Drive, Department 52/924.09, Washington, D.C. 20058. All communications are forwarded to the appropriate directors for their review, except that the Board has instructed the Company not to forward solicitations, bulk mail or communications that do not address Company-related issues. The Company reports to the directors on the status of all outstanding concerns addressed to the non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee on a quarterly basis. The non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee may direct special procedures, including the retention of outside advisors or counsel, for any concern addressed to them.

Directors’ Compensation

The Board of Directors believes that stock ownership by non-employee directors is essential for aligning their interests with those of shareholders. To emphasize this principle, in February 2003, the Compensation Policy Committee established stock ownership guidelines for the Company’s non-employee directors. The guidelines require directors to own Company stock or stock units valued at three times their annual cash and stock retainer. Directors have five years in which to meet this goal. All non-employee directors that have served as directors of the Company for five years or more have met this goal.

We compensate directors partially in cash and partially in the Company’s common stock. Our officers are not paid for their service as directors.

Annual Retainer and Attendance Fees.    For 2004, each non-employee director received a retainer fee of $50,000, together with an attendance fee of $1,250 per Board, Committee or shareholder meeting.

Committee Chair Retainer.    For 2004, the committee chair for the Audit Committee received an annual retainer of $10,000 and the Compensation Policy Committee Chair received an annual retainer of $5,000.

Annual Stock Awards.    Each non-employee director also receives an annual director stock award under our 2002 Incentive Plan. We award a number of shares having an aggregate market value as of the date of grant of approximately the amount of the annual director’s retainer fee. We grant this award immediately prior to our annual meeting of shareholders. In 2004 each award was for 1,057 shares.

Deferral of Payment.    Any director may elect to defer payment of all or any portion of his or her director fees pursuant to our Executive Deferred Compensation Plan and/or our 2002 Incentive Plan. Floretta Dukes McKenzie, George Muñoz, Harry J. Pearce, Roger W. Sant, and Lawrence M. Small currently participate in one or both of these plans. Amounts deferred to the Executive Deferred Compensation Plan earn a market rate of return based on the available benchmark investment alternatives.

Other.    We reimburse directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting a year, attendance by spouses. To encourage our directors to visit and personally evaluate our properties, the directors also receive complimentary rooms, food and beverages at Company owned, operated or franchised hotels when on personal travel.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company.

Code of Ethics and Business Conduct Guide

The Company has long maintained and enforced an Ethical Conduct Policy that applies to all Marriott associates, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The Ethical Conduct Policy, which has been in substantially its current form since the mid-1980s, is available in our Investor Relations website (http://www.marriott.com/investor) by clicking on “Corporate Governance.” Any future changes or amendments to our Ethical Conduct Policy, and any waiver of our Ethical Conduct Policy that applies to our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, will be posted to our Investor Relations website. The Company also maintains a Business Conduct Guide which is available in our Investor Relations website (http://www.marriott.com/investor) by clicking on “Corporate Governance.” A copy of both the Ethical Conduct Policy and the Business Conduct Guide may also be obtained upon request from the Company’s Corporate Secretary.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal control over financial reporting. The Company’s independent auditors are engaged to audit and express opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States, management’s assessment of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements together with the results of management’s assessment of the internal control over financial reporting with management and the principal independent auditor. The Audit Committee has discussed with the principal independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Audit Committee has received from the principal independent auditor the written disclosures and the letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Finally, the Audit Committee has considered whether the principal independent auditor’s provision of non-audit services to the Company is compatible with the auditor’s independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2004, for filing with the SEC.

Members of the Audit Committee

Lawrence M. Small, Chair

Lawrence W. Kellner

George Muñoz

Roger W. Sant

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our principal independent auditor on an annual basis and individual engagements as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee Chair to pre-approve principal independent auditor services where the Company deems it necessary or advisable that such services commence prior to the next regularly scheduled meeting (provided that the Audit Committee Chair must report to the full Audit Committee on any pre-approval determinations).

Principal Independent Auditor Fee Disclosure

The following table presents fees for professional services rendered by our principal independent auditor for the audit of our annual financial statements for fiscal 2004 and fiscal 2003 and fees billed for audit-related services, tax services and all other services rendered by our principal independent auditor for fiscal 2004 and fiscal 2003.

	Principal Independent Auditor Fees Paid Related to Fiscal 2003	Principal Independent Auditor Fees Paid Related to Fiscal 2004
	Ernst & Young LLP	Ernst & Young LLP
Audit Fees(1)	$3,709,906	$6,759,375
Audit-Related Fees(2)	875,866	1,709,828
Tax Fees (primarily compliance work)(3)	1,267,177	1,075,025
All Other Fees	—	—

Total Fees	$5,852,949	$9,544,228

(1)	Principally fees for the audit of the Company’s annual financial statements, the auditors’ review of the Company’s quarterly financial statements, and services provided in connection with the Company’s statutory and regulatory filings. For fiscal 2003 and 2004, audit fees include $216,200 and $2,900,000, respectively, of fees for the audit of the effectiveness of the Company’s internal control over financial reporting related to Sarbanes Oxley rule 404.
(2)	Principally audits as required under our agreements with our hotel owners as well as audits of our employee benefits plans.
(3)	Principally tax compliance services related to our international entities. In addition, approximately $500,000 and $200,000 of individual tax compliance services procured on behalf of our internationally based expatriate associates for fiscal 2003 and 2004, respectively.

EXECUTIVE COMPENSATION

Some of the information below refers to stock issuances, stock option issuances and other actions taken by our two predecessor companies. In 1998 we were “spun off” as a separate entity (the “1998 Spin-Off”) by the company formerly named “Marriott International, Inc.” (“Old Marriott,” which is now called Sodexho Inc. and is a provider of food service and facilities management in North America). In 1993 Old Marriott was itself “spun off” as a separate entity (the “1993 Spin-Off”) by Marriott Corporation, which was renamed Host Marriott Corporation.

Summary Compensation Table

The following Summary Compensation Table shows the compensation we paid in 2004, 2003, and 2002 to our Chief Executive Officer and to our other four most highly compensated executive officers as of December 31, 2004.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Fiscal Year	Salary (1)($)	Bonus ($)	Other Compensation (2)	Restricted Stock Awards (3)(4)($)	Securities Underlying Stock Options (#)	All Other Compensation (5)(6)($)
J.W. Marriott, Jr. Chairman and Chief Executive Officer	2004 2003 2002	1,040,000 1,000,000 1,019,231	1,225,536 1,118,000 1,202,285	113,591 105,761 80,572	0 0 0	329,400 565,000 400,000	138,955 104,275 35,920
William J. Shaw President and Chief Operating Officer	2004 2003 2002	832,000 800,000 789,904	862,784 787,200 818,977	— — —	0 1,963,650 0	148,240 250,000 175,000	338,034 313,987 8,500
James M. Sullivan Executive Vice President Lodging Development	2004 2003 2002	557,000 535,000 524,904	467,379 433,885 448,268	— — —	0 906,300 0	98,820 160,000 110,000	215,777 200,772 8,500
Arne M. Sorenson Executive Vice President and Chief Financial Officer	2004 2003 2002	557,000 535,000 524,904	467,379 424,790 449,489	— — —	2,380,000 906,300 979,000	248,820 160,000 110,000	215,367 200,659 8,500
Joseph Ryan Executive Vice President and General Counsel	2004 2003 2002	528,000 510,000 495,000	443,045 410,040 419,166	— — —	958,020 0 783,200	75,760 130,000 90,000	174,181 141,000 8,500

(1)	Salary amounts include both base salary earned and paid in cash during the fiscal year and the amount of base salary deferred at the election of the executive officer under certain employee benefit plans. The Company’s 2002 fiscal year included 53 weeks, resulting in an additional week of salary.

(2)	During 2004, Mr. Marriott received $72,500 in personal financial services and $41,091 in personal use of the Company jet, calculated on the basis of the incremental cost to the Company.

The other named executives are eligible to receive, subject to certain limitations, personal financial planning services, tax return preparation services and complimentary rooms, food and beverages at Company owned, operated or franchised hotels when on personal travel, which collectively did not exceed $22,000 for any of those individuals during 2004.

(3)	Includes restricted stock, deferred stock contracts, and restricted stock units.

(4)	The following table shows the total number and value of unvested restricted stock shares/units, deferred bonus shares, or deferred contract shares held by each named executive as of the end of the 2004 fiscal year. The fiscal year end value is based on a per share price for our stock of $62.98, reflecting the closing market price on the NYSE on December 31, 2004. It also shows the number and value of shares that vested in the last fiscal year.

Name	Shares Vested During Year(a)(#)	Value Realized at Vest Date (a)($)	Total Unvested Shares/Units at Fiscal Year End (#)	Value of Unvested Shares/Units at Fiscal Year End ($)
J.W. Marriott, Jr.	0	0	0	0
William J. Shaw	26,191	1,185,210	82,185	5,176,011
James M. Sullivan	17,000	779,970	41,000	2,582,180
Arne M. Sorenson	18,413	856,830	116,723	7,351,215
Joseph Ryan	19,077	1,018,794	38,432	2,420,447

(a)	The number and value of shares vested includes shares that vested in the 2004 fiscal year but due to plan deferral features were not released to the named executive.

The following describes each plan:

Restricted Stock.    The Compensation Policy Committee decided to suspend the issuance of Restricted Stock Awards indefinitely commencing with the 2003 fiscal year. Restricted stock awards are subject to general restrictions, such as continued employment and non-competition, and in some cases, additional performance restrictions such as attainment of financial objectives. Holders of restricted stock receive dividends and exercise voting rights on their restricted shares. Shares are released from restrictions over a 5-, 8- or 10-year period.

Deferred Bonus Stock.    The Compensation Policy Committee decided to suspend the issuance of Deferred Bonus Stock indefinitely commencing with the 2001 fiscal year. Prior to its suspension, the amount of a deferred bonus stock award equaled 20 percent of each individual’s annual cash bonus award, based on the stock price on the first trading day for the next fiscal year. Holders of deferred bonus stock awards do not receive dividends or exercise voting rights on their deferred bonus stock until it is distributed to them. The recipient can designate an award as current, which is distributed in 10 annual installments beginning one year after the award is granted, or deferred, which is distributed in a lump sum or in up to 10 installments following termination of employment. Deferred bonus stock contingently vests in ten equal annual installments beginning one year after we make the award.

Deferred Stock Contracts.    The Compensation Policy Committee decided to suspend the issuance of Deferred Stock Agreements indefinitely commencing with the 2003 fiscal year. Deferred stock contracts are subject to general restrictions, such as continued employment and non-competition. Holders of deferred stock contracts do not receive dividends or exercise voting rights on their deferred awards until they are distributed to them. The stock typically vests in 5 or 10 equal annual installments beginning one year after we grant the award. The recipient typically receives awards in 10 annual installments following termination of employment.

Restricted Stock Units.    Restricted stock unit awards are subject to general restrictions, such as continued employment and non-competition, and in some cases, additional performance restrictions such as attainment of financial objectives. Holders of restricted stock units do not receive dividends or exercise voting rights on their restricted stock units until they are released from restriction. Units are released from restrictions over a 3- to 5-year period. During 2004, restricted stock units were awarded to Mr. Sorenson for 50,000 restricted stock units and Mr. Ryan for 21,000 restricted stock units.

(5)	This column represents matching contributions made under the 401(k) Plan of $9,225 for each Named Executive Officer and Company contributions to our Executive Deferred Compensation Plan (the “Deferred Plan”) for fiscal 2004 for Mr. Marriott, Mr. Shaw, Mr. Sullivan, Mr. Sorenson and Mr. Ryan of $97,387, $328,809, $206,552, $206,142 and $174,181, respectively. Contributions to the Executive Deferred Compensation Plan earn a market rate of return based on the available benchmark investment alternatives. For Mr. Marriott, this column also includes the amount described in footnote (6) below.

(6)	In 1996, J. W. Marriott, Jr. waived his vested right to receive post-retirement distributions of cash under the Deferred Plan and Old Marriott common stock under the Old Marriott 1993 Comprehensive Stock Incentive Plan (the “1993 Plan”). The payments and stock distributions waived were awarded to Mr. Marriott in 1995 and prior years and were disclosed as required in earlier proxy statements of Old Marriott or of Marriott Corporation. In connection with this waiver, Old Marriott agreed to purchase life insurance policies for the benefit of a trust established by Mr. Marriott. The Company assumed this agreement to purchase life insurance policies from Old Marriott. The cost of the life insurance policies to us will not exceed the expected after-tax cost to Old Marriott had it made the payments and stock distributions that Mr. Marriott waived. For 2004, the taxable economic benefit to Mr. Marriott as a result of these life insurance policies was $32,343.

Stock Options

The following two tables show information about options to purchase our Class A common stock granted to the named executive officers in fiscal 2004 under the 2002 Incentive Plan.

Stock Option Grants in Last Fiscal Year

Name	Stock Options Granted(#)	% of Total Stock Options Granted to Employees in Fiscal Year (1)	Exercise Price ($/Sh)	Expiration Date (2)	Grant Date Present Value (3)($)
J. W. Marriott, Jr.	329,400	17.7%	45.62	02/05/2014	5,659,092
William J. Shaw	148,240	8.0%	45.62	02/05/2014	2,546,763
James M. Sullivan	98,820	5.3%	45.62	02/05/2014	1,697,728
Arne M. Sorenson	98,820	5.3%	45.62	02/05/2014	1,697,728
Arne M. Sorenson	150,000	9.6%	47.60	04/29/2014	2,676,000
Joseph Ryan	75,760	4.1%	45.62	02/05/2014	1,301,557

(1)

These values represent the options granted as a percentage of the total options granted to employees for the 2004 performance year. In 2004 the Company issued restricted stock units to the majority of eligible management associates. Taking into account both the option awards and the restricted stock units issued, the percent of proposed long term value issued to named executives as a percent of total equity value issued to management associates was 6.5% for Mr. Marriott, 2.9% for Mr. Shaw, 1.9% for Mr. Sullivan, 5.5% for Mr. Sorenson and 1.5% for Mr. Ryan.

(2)	All options, with the exception of the April 29, 2004 grant to Mr. Sorenson, vest over four years on the anniversary date of the grant at a rate of 25% per year and have a 10-year term. The April 29, 2004 grant to Mr. Sorenson vests over 5 annual installments of 10% after years 1 and 2, 20% after year 3, and 30% after years 4 and 5 and has a 10-year term. Options held by executive officers may be transferred only as gifts for the benefit of specified family members.

(3)	These values were established using the Black-Scholes stock option valuation model. Assumptions used to calculate the grant date present value of option shares granted for fiscal 2004 were in accordance with SFAS 123, as follows:

(a)	Expected Volatility—The standard deviation of the continuously compounded rates of return calculated on the average daily stock price over a period of time immediately preceding the grant and equal in length to the expected life of the option. The February 2004 grant volatility was 31.35%; the April 2004 volatility was 30.92%.

(b)	Risk-Free Interest Rate—The risk-free interest rate was 3.70%.

(c)	Dividend Yield—The expected dividend was $0.32 based on our historical dividend policy over the expected life of the option.

(d)	Expected Life—The expected life of the option was 7.15 years, calculated based on the historical expected life of previous grants.

(e)	Per Share Value—The per share value for the February 5, 2004 grants was $17.18 and for the April 2004 grant was $17.84.

Aggregated Stock Option/Stock Appreciation Right (SAR) Exercises in Last Fiscal

Year and Fiscal Year-End Option Values

Name	Company (1)	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options/ SARs at Fiscal Year End (2)		Value of Unexercised In-the-Money Stock Options/SARs at Fiscal Year End (3)
				Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
J.W. Marriott, Jr.	MI HMC	179,659 372,110	8,101,956 4,075,670	2,792,978 0	1,536,015 0	115,532,819 0	45,179,426 0
William J. Shaw	MI HMC	123,292 155,041	6,279,033 1,678,149	938,877 0	784,733 0	32,651,951 0	24,141,010 0
James M. Sullivan	MI	71,554	4,009,141	483,141	469,950	16,173,936	14,141,948
Arne M. Sorenson	MI	0	0	319,256	493,820	9,182,288	11,429,380
Joseph Ryan	MI	46,000	1,923,906	346,375	410,640	10,325,201	12,686,632

(1)	“MI” represents options to purchase our Class A common stock, including options to purchase Old Marriott Common Stock which were converted into options to purchase our Class A common stock as part of the 1998 Spin-Off. “HMC” represents, with respect to J.W. Marriott, Jr., SARs in Host Marriott Corporation and, with respect to William J. Shaw, options to purchase shares in Host Marriott Corporation.

(2)	The number and terms of some of these options reflect several adjustments made as a result of the 1993 Spin-Off, the spin-off of Host Marriott Services Corporation from Host Marriott Corporation in 1995, the 1998 Spin-Off, and the conversion of Host Marriott Corporation into a real estate investment trust (and a related spin-off transaction) in 1998, each in accordance with the applicable employee benefit plans covering those options. These adjustments preserved, but did not increase or decrease, the economic value of the options on the date of those transactions.

(3)	We have based the value of the unexercised stock options on a per share price for Company stock of $62.98 the closing price on the NYSE on December 31, 2004.

Change in Control and Retirement Provisions in Certain Equity Compensation Plans

The 2002 Incentive Plan provides that, upon a change in control of the Company, the Compensation Policy Committee or the Board may provide for the substitution, distribution, exercise, cancellation, exchange for value or waiver of restrictions of the awards outstanding under the 2002 Incentive Plan.

Certain awards under the 2002 Incentive Plan, including deferred bonus stock, restricted stock and certain other share based awards, provide for accelerated vesting if the awardee obtains specific retirement approval from the 2002 Incentive Plan’s Administrative Committee upon attaining age 55 with ten years of service with the Company or after twenty years of service. In addition, options held by such approved retirees shall continue to vest and be exercisable for up to five years from the date of approved retirement, or if earlier, until expiration of the options under their original term.

REPORT ON EXECUTIVE COMPENSATION BY

THE COMPENSATION POLICY COMMITTEE

The Compensation Policy Committee (the “Committee”) is responsible for establishing basic principles related to the compensation programs of the Company and for providing oversight for compensation programs for senior executive officers. The principles include building a strong relationship between shareholder return and executive compensation, providing incentives to achieve both short and long-term goals, and providing an overall level of remuneration that is competitive and reflective of performance. The Committee met four times during 2004. The Chief Executive Officer and other senior executive officers are not present at the meetings unless requested by the Committee.

Compensation Philosophy and Programs

The Committee’s objective is to establish a total compensation program for the Company that appropriately balances compensation costs with salaries and incentives sufficient to retain and motivate key executives. Senior human resources management of the Company presents proposals and recommendations on senior executive officer compensation to the Committee for its review and evaluation. To establish compensation levels, the Committee uses data obtained from outside consultants retained at the Committee’s discretion. The data reflects compensation practices at companies of approximately Marriott’s size (the comparison group) who participate in a variety of compensation surveys. The Committee believes that targeting compensation between the median and the 75th percentile of other large companies appropriately reflects the conditions of the labor market for Company executives. Companies in the comparison group may be included in the S&P Hotel/Motel Index used in the performance chart included in this Proxy Statement; however, the comparison group is not made up exclusively of companies comprising that index. Because the Company recruits senior executives from outside the hospitality industry, the Committee believes that the broad-based comparison group is an appropriate basis for establishing competitive pay programs.

Base Salary

The Company has an executive compensation salary structure approved by the Committee, which includes salary ranges established for each executive level. Each position’s salary and target bonus opportunity is established based on targeted levels of total cash compensation for similar positions in the survey data. Actual base salaries are set within the prescribed salary range, based on a subjective assessment of factors including tenure, experience and individual performance. This assessment is not subject to weightings or formulas. Individual annual salary increases reflect the position within the salary range, merit increase guidelines established by the Company, and individual performance over the prior year. The Committee establishes merit increase guidelines based on survey information of annual salary increase budgets for the comparison group, along with an assessment of the Company’s labor costs for management employees.

Annual Cash Incentives

The Company maintains the Executive Officer Incentive Plan, which is focused on financial objectives. In addition, the Company maintains the Executive Officer Individual Performance Plan, which is focused on human resource and other business requirements, to help motivate the attainment of annual objectives.

Under each plan, goals and specific objectives are established for a minimum level, target level, and a maximum level of performance. Senior human resources management of the Company provided the Committee with recommended individual performance objectives for the Chief Executive Officer and each of the other named executives for the Committee’s review and input. For each objective, actual performance is measured against these levels in order to determine the actual payment. No payment is made if performance fails to meet the minimum level for a particular objective.

For 2004, the Executive Officer Incentive Plan and the Executive Officer Individual Performance Plan included objectives related to Company financial performance, individual performance, customer satisfaction, owner relations and lodging growth objectives.

Stock Incentives

The Committee believes that stock ownership by senior executive management is essential for aligning management’s interest with that of shareholders. To emphasize this principle, stock ownership guidelines require the top 65 executives in the Company to own a multiple of their individual salary grade midpoint in Company stock. Executives have five years in which to meet this goal. The majority of the executives have met their goals. Each of the named senior executive officers has met his goal.

The Company continued to grant stock options as the primary long-term incentive to senior executive officers of the Company. The Company issues restricted stock units to the majority of eligible senior management as their primary long-term incentive. The long-term value and the number of shares subject to options granted to each senior executive officer and senior management are related to a guideline number established for each eligible level based on the survey data described above. The Committee establishes a competitive range of share awards per eligible position, and individual awards are determined based on a subjective assessment of individual performance, contribution and future potential.

Under the terms of the Company’s 2002 Incentive Plan, awards of restricted stock units are also made to key management employees. These awards tend to be relatively infrequent and are used to recognize special performance of key executives or as an employment inducement. The Company considers a number of factors when determining stock grants such as individual performance, the size of competitive long-term awards, key contributions and previous share grants.

2004 Compensation of the Chief Executive Officer and Named Executive Officers

The Committee reviewed the 2004 salaries for J.W. Marriott, Jr., and all other executive officers in February 2004. For 2004, Mr. Marriott’s base pay was increased to $1,040,000, resulting in a 4% base pay increase. The other named senior executive officers received base pay increases ranging from 3.5% to 4.1%. These salaries are within the median range for the comparison groups.

Under the Executive Officer Incentive Plan, Mr. Marriott’s maximum annual incentive opportunity as a percentage of base salary was 62.5% based on attaining an earnings per share objective. Under the Executive Officer Individual Performance Plan, his maximum opportunity was 25% related to individual objectives, 12.5% related to REVPAR results, 12.5% on growth objectives, 6.25% on owner relations, and 6.25% related to customer satisfaction. Mr. Marriott exceeded performance objectives for earnings per share and growth, achieved the maximum level of performance for owner relations objectives, met the goals for REVPAR, and achieved 99.2% of the customer satisfaction objectives. Mr. Marriott accomplished the majority of his individual objectives and growth objectives. The aggregate target level of bonus award for Mr. Marriott was 90% and the maximum level of bonus award was equal to 125% of eligible fiscal year salary. The total award payment of $1,225,536 corresponded to 117.84% of salary. Mr. Marriott’s annual cash incentive payment was at the median for the comparison group. From a total cash compensation perspective (base plus bonus), his annual compensation is at the median for the comparison group.

The other named senior executive officers were also participants in the Executive Officer Incentive Plan and the Executive Officer Individual Performance Plan. Measures utilized included Company earnings per share, REVPAR index, customer satisfaction, owner relations, lodging rooms growth objectives and individual objectives. The aggregate target payments for other named executives were set at 60% to 80% of salary and the maximum aggregate payments from 90% to 110% of salary. Actual total award payments for 2004 ranged from 83.91% to 103.7% of salary.

Based on their leadership roles and to continue to offer a competitive total compensation program, Mr. Sorenson and Mr. Ryan received restricted stock unit awards in 2004 of 50,000 and 21,000 restricted stock units, respectively. Mr. Sorenson’s award vests over 5 installments assuming continued employment. Mr. Ryan’s award vests over 3 installments assuming continued employment.

In 2004, stock option grants were made to Mr. Marriott and the other named executive officers. Mr. Marriott received an option in February 2004 to acquire 329,400 shares, with vesting over four years. This grant and similar grants to the other named executive officers were within guideline ranges established for each executive’s specific level. Based on his leadership role, Mr. Sorenson received an additional option grant in April 2004 to acquire 150,000 shares vesting over 5 annual installments of 10% after years 1 and 2, 20% after year 3, and 30% after years 4 and 5 assuming continued employment.

Impact of Internal Revenue Code Section 162(m)

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation expense in excess of one million dollars paid to each of certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Committee believes payments under the Executive Officer Incentive Plan and stock option grants satisfy the requirements for exemption under Internal Revenue Code Section 162(m). Payments made under the Executive Officer Incentive Plan constitute the majority of aggregate annual cash incentive amounts payable for Mr. Marriott and all other named executive officers.

The Executive Officer Individual Performance Plan and certain restricted stock awards under the 2002 Incentive Plan do not meet the requirements for exemption as performance-based compensation; however, the Committee believes that incentives for performance relative to certain Company objectives, such as workforce planning, customer satisfaction and other non-financial business requirements, as well as time-based equity incentives, are relevant and appropriate. For 2004, the annual salary, bonus and other non-performance-based remuneration earned by J.W. Marriott, Jr. and Mr. Sullivan were less than one million dollars after allowing for amounts deferred into the Executive Deferred Compensation Plan. The total remuneration earned by Mr. Shaw, Mr. Sorenson, and Mr. Ryan in each case exceeded one million dollars. While the Committee believes that it is important to preserve the ability to structure compensation programs to meet a variety of corporate objectives even if the compensation is not deductible, due to the Company’s focus on performance-based compensation plans and continued deferral of compensation by certain executive officers, the Committee expects that the vast majority of compensation paid to the executive officers as a group will be tax deductible.

Summary

The Compensation Policy Committee believes that the compensation programs of the Company are well structured to encourage attainment of objectives and foster a shareholder perspective in management. The Committee believes that the awards made in 2004 were competitive and appropriate and serve shareholders’ long-term interest.

Members of the Compensation Policy Committee

Roger W. Sant, Chair

Richard S. Braddock

Floretta Dukes McKenzie

Lawrence M. Small

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the Company’s compensation plans at December 31, 2004.

Equity Compensation Plan Information

	(a)		(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	40,856,967	(1)	$31.36	11,518,147	(2)
Equity compensation plans not approved by shareholders (3)	0			0

Total	40,856,967			11,518,147

(1)	Includes 8,581,736 shares of deferred stock, deferred stock units, restricted stock and restricted stock units that are not included in the calculation of the Weighted-Average Exercise Price in column (b).

(2)	Consists of 6,056,853 securities available for issuance under the 2002 Incentive Plan and 5,461,294 securities available for issuance under the Employee Stock Purchase Plan.

(3)	All of the Company’s equity compensation plans have been approved by shareholders.

SHAREHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the performance of the Company’s Class A common stock from January 1, 2000 to the end of fiscal 2004 with the performance of the Standard & Poor’s Corporation Composite 500 Index and the Standard and Poor’s Hotels, Resorts and Cruise Lines Index. The graph assumes an initial investment of $100 on January 1, 2000, and reinvestment of dividends.

We believe that this shareholder return information has only limited relevance to an understanding of our compensation policies during the indicated periods and does not reflect all matters that we considered appropriate in developing our respective compensation strategies.

Performance Graph

	1/1/00	12/29/00	12/28/01	1/3/03	1/2/04	12/31/04
Marriott International, Inc.	100.0	134.7	132.1	110.9	150.4	205.2
S&P Lodging-Hotels Index	100.0	99.3	93.8	94.7	138.7	201.3
S&P 500 Index	100.0	90.9	80.1	62.4	77.5	85.5

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

JWM Family Enterprises, L.P. (“Family Enterprises”) is a Delaware limited partnership majority-owned by J.W. Marriott, Jr., the Company’s Chairman and Chief Executive Officer, and members of his immediate family including John W. Marriott III, a director and executive officer. Family Enterprises indirectly holds varying percentages of ownership interests in a Courtyard hotel in Long Beach, California, a Residence Inn in San Antonio, Texas, a Fairfield Inn in Anaheim, California, a SpringHill Suites hotel in Herndon, Virginia, a Courtyard hotel in Novato, California, a Courtyard hotel and a TownePlace Suites hotel in Milpitas, California, a Residence Inn in Washington, D.C., a Marriott hotel in West Palm Beach, Florida and a Renaissance hotel in Columbus, Ohio. Our subsidiaries operate each of these properties pursuant to management agreements with entities controlled by Family Enterprises and we expect such arrangements to continue in 2005. In fiscal 2004, we received management fees of approximately $4 million, plus reimbursement of certain expenses, from our operation of these hotels. Other than in our role as manager, we have no financial involvement in the hotels listed above or in Family Enterprises.

Transactions with Host Marriott Corporation

In 1993, our predecessor company was spun off as a separate public company from its former parent company, Marriott Corporation (which changed its name to Host Marriott Corporation) (“Host Marriott”). Host Marriott retained the ownership of lodging properties and certain other assets. Our predecessor company continued the lodging management business and certain other businesses. At January 31, 2005, J.W. Marriott, Jr., John W. Marriott III, and Richard E. Marriott and their immediate family members beneficially owned approximately 7.0 percent of the common stock of Host Marriott.

Pursuant to agreements with Host Marriott, in 2004 we:

•	owned 120 hotels through an unconsolidated joint venture formed in 2000 with an affiliate of Host Marriott (the “Courtyard Joint Venture”);

•	operated lodging properties owned or leased by Host Marriott and the Courtyard Joint Venture;

•	guaranteed Host Marriott’s performance in connection with certain obligations; and

•	provided Host Marriott with various administrative and consulting services and a sublease of office space at the Marriott headquarters building.

In December 2004, we and Host Marriott announced the signing of a purchase and sale agreement by which an institutional investor would obtain a 75 percent interest in the Courtyard Joint Venture. We expect the transaction, which is subject to certain closing conditions, to close in early 2005, although we cannot assure you that the sale will be completed. Currently, we and Host Marriott own equal shares in the 120 property joint venture and with the addition of the new equity, our percentage interest in the joint venture will decline from 50 percent to 21 percent and Host Marriott’s interest will decline from 50 percent to less than 4 percent. Upon closing of the transaction, our existing mezzanine loan to the joint venture (including accrued interest) totaling approximately $249 million at December 31, 2004 will be repaid.

Lodging.    We recognized sales of $2,423 million and income from continuing operations before income taxes and minority interest of $123 million in 2004 from our operation of lodging properties owned or leased by Host Marriott. During 2004, Host Marriott also served as the general partner or managing member of several unconsolidated entities, including the Courtyard Joint Venture, that own lodging properties we manage. We recognized sales of $329 million and income from continuing operations before income taxes and minority interest of $50 million in 2004 from our operation of these lodging properties. Included above in amounts recognized from lodging properties owned by unconsolidated entities are sales of $285 million and income from continuing operations before income taxes and minority interest of $47 million related to the Courtyard Joint Venture.

Our lodging operating agreements with Host Marriott and the Courtyard Joint Venture reflect current market terms and conditions for arrangements between managers and owners of very large hotel portfolios of similar quality.

Financing.    We have provided Host Marriott with financing for a portion of the cost of acquiring properties to be operated or franchised by us, and we may continue to provide financing to Host Marriott in the future. The outstanding principal balance of these loans was $2 million at December 31, 2004, and we recognized less than $1 million in 2004 in interest and fee income under these credit agreements with Host Marriott. We also provided the Courtyard Joint Venture with a loan for a portion of the cost of acquiring its 120 hotels in 2000. The balance of our loan to the Courtyard Joint Venture was approximately $249 million as of December 31, 2004.

Guarantees.    We have guaranteed the performance of Host Marriott and certain of its affiliates to lenders and other third parties. These guarantees were limited to $8 million at December 31, 2004. We have made no payments pursuant to these guarantees. We lease land to the Courtyard Joint Venture that had an aggregate book value of $184 million at December 31, 2004. This land has been pledged to secure debt of the lessees. We are currently deferring receipt of rentals on this land to permit the lessees to meet their debt service requirements.

Administrative Services.    We also provide certain administrative and consulting services to Host Marriott and sublease space at our headquarters building to Host Marriott. The amounts paid to us in 2004 for these services, including reimbursements, were approximately $170,000.

Certain Relationships

The Company acquired 950,000 shares of Marriott International, Inc. Class A common stock from First Media, L.P. on February 23, 2004 for a price per share of $44.50. The agreed upon price was the trading price on the NYSE on February 23, 2004 at the time the transaction was agreed upon. The general partner of First Media, L.P. is a corporation in which Richard E. Marriott is the controlling shareholder.

The Company acquired 160,000 shares of Marriott International, Inc. Class A common stock from the J. Willard and Alice S. Marriott Foundation on December 16, 2004 for a price per share of $62.56. The agreed upon price was the closing price on the date of the transaction. J.W. Marriott, Jr. and Richard E. Marriott serve as trustees of the J. Willard and Alice S. Marriott Foundation.

Our Company, which was founded by J.W. Marriott, employs a number of members of the Marriott family in management positions in addition to our Chairman and Chief Executive Officer, J.W. Marriott, Jr. Among the family members employed are Mr. Marriott’s sons and son-in-law: John W. Marriott III, who serves on the board and as Executive Vice President, Lodging; Stephen G. Marriott, who serves as Senior Vice President, Culture and Special Events; David S. Marriott, who serves as Senior Vice President, Global and Field Sales; and Ronald T. Harrison, who serves as Regional Vice President, Renaissance Hotels & Resorts, North America. For fiscal 2004, these individuals were paid salary and bonus of $721,125, $290,332, $105,498, and $276,380, respectively.

Jerry W. Cooper, the brother-in-law of John W. Marriott III, serves as Director, Marketing Strategy and was paid salary and bonus of $135,869 for 2004. These family members are compensated at levels comparable to the compensation paid to non-family members in similar positions. Our board of directors believes that the involvement of a significant number of Marriott family members in responsible positions of the Company makes a significant long-term contribution to the value of our corporate name and identity and to the maintenance of Marriott’s reputation for providing quality lodging products.

Mr. Sullivan’s daughter Kathleen S. Tyson, serves as Corporate Director, Ritz-Carlton Projects and Mr. Sullivan’s son Brian P. Sullivan, serves as Senior Manager, Competitive Analysis. For fiscal 2004, salary and bonus paid to each of the individuals totaled $157,934 and $61,963, respectively. These family members are compensated at levels comparable to the compensation paid to non-family members in similar positions. Mr. Ryan owns 2.5 percent of PT Metrics, LLC, a company which manufactures a personal fitness product offered to hotel guests in connection with the Company’s In-Room Fitness program which was launched in January 2005. Mr. Ryan’s son-in-law, Alden M. Mills, is Chief Executive Officer and owns 36 percent of PT Metrics. The Company made no payments to PT Metrics, LLC in fiscal 2004 but expects to make payments in 2005.

ITEM 2—RATIFICATION OF APPOINTMENT OF PRINCIPAL INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s principal independent auditor for fiscal 2005. Ernst & Young LLP, a firm of independent public accountants, has served as the Company’s principal independent auditor since May 3, 2002. Ernst & Young LLP will examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries.

Representatives of Ernst & Young LLP will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to questions.

The Board of Directors has put this proposal before the shareholders because the Board believes that seeking shareholder ratification of the selection of the independent financial auditor is good corporate practice. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement.

The Board recommends a vote FOR ratification of Ernst & Young LLP as the Company’s principal independent auditor for fiscal 2005.

ITEM 3—APPROVAL OF AN INCREASE OF 5 MILLION SHARES OF THE COMPANY’S CLASS A COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE 2002 INCENTIVE PLAN

The Company is asking shareholders to approve an amendment to the 2002 Incentive Plan to increase by 5 million the number of shares authorized for issuance under the 2002 Incentive Plan. The Board of Directors approved this amendment on February 3, 2005. This amendment would increase the number of shares authorized for issuance under the 2002 Incentive Plan from 80 million to 85 million. As of December 31, 2004, approximately 40.9 million shares of the Company’s Class A common stock were subject to outstanding awards granted under the 2002 Incentive Plan, 33 million shares have been issued under the 2002 Incentive Plan, and approximately 6.1 million shares remained available for future issuance.

The 2002 Incentive Plan’s purpose is to promote and enhance the long-term growth of the Company by aligning the interests of the officers and directors of the Company with those of the Company’s stockholders. The proposed share increase will ensure that a sufficient reserve of the Company’s Class A common stock is available under the 2002 Incentive Plan to attract and retain the services of key individuals essential to the Company’s long-term growth and success.

Marriott shareholders approved the 2002 Incentive Plan at the annual shareholder meeting on May 3, 2002. The 2002 Incentive Plan is an amendment and restatement of the Marriott International, Inc. 1998 Comprehensive Stock and Cash Incentive Plan, that became effective on March 28, 1998. Since it was last approved by shareholders in 2002, the Board has not amended the 2002 Incentive Plan other than to clarify language regarding the forfeiture of awards upon misconduct. A brief description of the material features of the 2002 Incentive Plan is attached as Appendix C. A copy of the 2002 Incentive Plan was filed as Appendix B to our definitive proxy statement filed on March 28, 2002, and is available upon written request to the Company’s Corporate Secretary.

The Board recommends a vote FOR approval of an increase of 5 million shares of the Company’s Class A common stock authorized for issuance under the 2002 Incentive Plan.

ITEM 4—SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS AND ESTABLISH ANNUAL ELECTION OF ALL DIRECTORS

Mrs. Evelyn Y. Davis (Editor of Highlights and Lowlights, Watergate Office Building, 2600 Virginia Avenue, NW, Suite 215, Washington, D.C. 20037), a shareholder who owns 400 shares of Company common stock, has notified the Company of her intention to propose the following resolution at the Annual Meeting of Shareholders:

RESOLVED: That the stockholders of Marriott International, recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.

In support of the resolution, Mrs. Davis has submitted the following statement:

The great majority of New York Stock Exchange listed corporations elect all their directors each year. We have outstanding directors, but they should be willing to be elected EACH year, instead of every third year.

This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

If you AGREE, please mark your proxy FOR this resolution.

Board Response

The Board and the Nominating and Corporate Governance Committee have considered this proposal. The Board recommends that shareholders vote against it for the following reasons.

The current classified board structure has been in place since the Company’s shareholders approved it in 1998. Under our Certificate of Incorporation, the Board is divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year, and the entire Board can be replaced in the course of three annual meetings, all held within approximately two years. The Board believes that a classified board provides many benefits to an active, professional board.

Three-year staggered terms provide stability and ensure that, at any given time, a majority of the Company’s directors have prior experience as a Company director and solid knowledge of the Company’s complex business and long-term strategy. This enhances a company’s ability to engage in long-term strategic planning. In addition, experienced directors knowledgeable about the Company’s business are better positioned to make decisions that are in the best interests of the Company and its shareholders, particularly with a company like ours that operates in a rapidly changing and cyclical industry.

A classified board structure augments a board’s ability to negotiate the best results for shareholders in a potential takeover situation. The Board believes that a classified board structure prevents a hostile acquiror and arbitragers that have only a short-term focus from opportunistically seizing upon our Company during a normal business cycle by encouraging the acquiror to negotiate with the Board or to take its proposal to shareholders over a period of at least two annual meetings. This gives the incumbent directors additional opportunity to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of maximizing shareholder value. Moreover, although a classified board is intended to cause a person seeking to obtain control of the Company to negotiate with the Board, the existence of a classified board will not prevent a person from accomplishing a hostile acquisition.

The Board believes that the benefits of the current classified board structure do not come at the cost of directors’ accountability to shareholders. Directors elected to three-year terms are equally accountable to shareholders as directors elected annually, since all directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. In our view, the annual election of approximately one-third of the Company’s directors provides long-term shareholders with an orderly means to effect change and communicate their views on the performance of the Company and its directors.

The Board and its Nominating and Corporate Governance Committee have carefully considered this proposal and the arguments for and against a classified board. The Board has concluded that the Company’s classified board structure continues to promote the best interests of the shareholders.

The Board recommends a vote AGAINST this proposal.

ITEM 5—SHAREHOLDER PROPOSAL TO REQUIRE ELECTION OF DIRECTORS BY A MAJORITY OF VOTES CAST AT AN ANNUAL MEETING

Mr. Matthew Hernandez (Corporate Governance Advisor) on behalf of the Sheet Metal Worker’s National Pension Fund (601 N. Fairfax Street, Suite 500, Alexandria, VA 22314) a beneficial owner of 7,100 shares of Company common stock, has notified the Company of his intention to propose the following resolution at the Annual Meeting of Shareholders:

RESOLVED: That the shareholders of Marriott International, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate to incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

In support of the resolution, Mr. Hernandez has submitted the following statement:

Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.9% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important direction election reform.

Board Response

The Board and the Nominating and Corporate Governance Committee have considered this proposal. The Board recommends that shareholders vote against it because the Company’s current plurality voting requirement is a well-established standard that operates fairly under Delaware law and because the Company has in place other means that it believes are equally effective for shareholders to communicate their views regarding director nominees.

The Company has a history of electing, by a plurality, strong and independent Boards. In each of the last three years, each director was elected by a vote of at least 96% of votes cast. The Company believes that the Proposal was not submitted to the Company out of any particular concern that the proponent may have with the composition or governance structure of the Company’s Board of Directors, but instead as part of a broad-based campaign by the proponent and others to advance debate over existing voting standards.

The Board believes that the current plurality voting requirement for the election of directors also is fair and impartial in that it applies equally to any candidate who is nominated for election to the Board of Directors. The plurality voting threshold is the accepted standard for the election of directors of publicly traded companies. Under this approach, the nominees that receive the most votes are elected as directors, regardless of whether the candidate is nominated by the Nominating and Corporate Governance Committee or by a shareholder. For example, a shareholder nominee could be elected under the current standard if the number of votes cast for that nominee exceeds the number of votes cast for one or more other nominees, including persons nominated by the Nominating and Corporate Governance Committee. If the proposal were adopted, a shareholder nominee might fail to win election to the Board even if that person received more votes than an incumbent director nominee, simply because the shareholder nominee did not receive a majority of the votes cast.

Finally, the proposal would not change the effect of votes when an incumbent director is renominated and not opposed by another nominee. Consistent with the provisions of the Delaware General Corporation Law, the Company’s bylaws provide that directors shall hold office from the date of their election until their successors have been elected and qualified. An incumbent director who did not receive a majority of the votes cast would therefore remain in office until such person’s successor was elected and qualified. In those circumstances, the Board’s recourse would be to seek a director’s resignation or removal. However, those are the same actions that the Board may take under the existing plurality vote standard if an incumbent director ever experienced a high number of “withhold” votes. As a result, the majority vote standard advocated in the Proposal would not affect the outcome of uncontested annual meeting votes to re-elect incumbent directors.

Our Board believes that the Company already has a strong corporate governance process designed to identify and propose director nominees who will serve the best interests of the Company and all shareholders. Director nominees are evaluated and recommended for election by the Nominating and Corporate Governance Committee, which is comprised solely of independent, nonemployee directors. In recommending nominees, the Nominating and Corporate Governance Committee considers a variety of factors, as described on page 15 of this proxy statement. The Company also has published in this proxy statement information on how shareholders can communicate their views on potential nominees or other matters with the Nominating and Corporate Governance Committee. In light of the foregoing, our Board believes the existing plurality voting standard and the role of the Nominating and Corporate Governance Committee provide an effective mechanism for electing an effective Board that is committed to delivering long-term shareholder value.

The Board recommends a vote AGAINST this proposal.

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, we and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple shareholders who share an address unless one or more of the shareholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to the Secretary, Marriott International, Inc., Dept. 52/862, Marriott Drive, Washington, D.C. 20058 or by calling (301) 380-8999. You may also obtain a copy of the proxy statement and annual report from the Company’s website (http://www.marriott.com/investor) by clicking on “Corporate Info and SEC Filings.” Shareholders sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

OTHER MATTERS

The Company’s management knows of no other matters that may be presented for consideration at the 2005 annual meeting. However, if any other matters properly come before the annual meeting, the persons named in the proxy intend to vote such proxy in accordance with their judgment on such matters.

Any shareholder who would like a copy of the Company’s 2004 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Secretary, Marriott International, Inc., Dept. 52/862, Marriott Drive, Washington, D.C. 20058. The Company’s copying costs will be charged if copies of exhibits to the 10-K are requested. You may also obtain a copy of the 10-K, including exhibits, from the Company’s website (http://www.marriott.com/investor) by clicking on “Corporate Info and SEC Filings.”

BY ORDER OF THE BOARD OF DIRECTORS

Dorothy M. Ingalls
Secretary

APPENDIX A

MARRIOTT INTERNATIONAL, INC.

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

I.	Purpose; Statement of Policy

A.	The purpose of the Audit Committee (the “Committee”) is to represent and assist the Board of Directors in overseeing: (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements; (ii) the Company’s internal control environment and compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of the Company’s internal audit function. The Committee shall also prepare the report for the Company’s annual proxy statement required by rules of the Securities and Exchange Commission (the “SEC”).

B.	The Committee has revised and amended this Charter as part of its continuing commitment to the integrity and importance of the financial reporting process and to reflect recent changes in law. The Committee recognizes that these changes are ongoing, and, accordingly, the Committee will from time to time consider such further modifications to this charter as may be necessary or appropriate in light of further changes in law, rule, regulation or best practice.

II.	Members and Terms of Office

A.	The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, appoints the members of the Committee, which shall be composed of at least three Directors, and designates one member to serve as Committee Chair. Each member of the Committee shall be financially literate, as determined by the Board of Directors, and must at all times be “independent,” as defined by the New York Stock Exchange (“NYSE”) and the SEC. At least two members of the Committee must also be an “audit committee financial expert” as defined by SEC requirements.

B.	Members of the Committee serve until the next Annual Meeting of the Board of Directors or until their successors are appointed.

III.	Meetings

A.	The Committee will hold at least four (4) regular meetings each year and meetings prior to each quarterly earnings release, as well as such additional meetings as the Committee Chair may deem necessary or appropriate. Minutes of each Committee Meeting will be submitted to the Board of Directors and the Committee Chair will report to the full Board of Directors on matters discussed at the most recent Committee Meeting. Meetings may take place in person or telephonically at such times and places as the Committee Chair may determine. One-half of the members of the Committee will constitute a quorum.

B.	To provide access to the Committee for the internal auditors, independent auditors, and key financial management, the Committee will request the attendance at its regular meetings or otherwise of the Chief Audit Executive (“Chief Audit Executive”) and such other members of the Company’s management as circumstances may require.

C.	The Committee will meet separately in executive session, at each regularly scheduled meeting, exclusively with each of the Chief Audit Executive and the Independent Auditors

(defined below) and, at the Committee’s discretion, exclusively with its own members and/or with management. Annually, the Committee shall meet in executive session with the Disclosure Committee or more frequently at their discretion.

IV.	Duties and Responsibilities

Consistent with and subject to applicable law and rules or listing standards promulgated by the SEC, NYSE, or other applicable regulatory authority, the Committee shall have the following duties and responsibilities.

A.	Relationship with Independent Auditors

1.	The Committee will appoint, oversee and determine the compensation of any registered public accounting firm (the “Independent Auditors”) employed by the Company for the purposes of preparing or issuing an audit report or related work, and the Independent Auditor shall report directly to the Committee. The Committee has sole authority to approve all terms and fees associated with any audit engagement. The Committee will review, at least annually, a report describing the Independent Auditor’s internal quality control procedures and any material issues raised by the most recent internal quality-control review, or by any inquiry or investigation by governmental or professional authorities within the preceding five (5) years regarding an audit carried out by the Independent Auditor, and any steps taken to address such issues.

2.	The Committee will approve in advance all audit engagement fees and terms of all audit services to be provided by the Independent Auditor. (By approving the audit engagements, the audit service shall be deemed to have been pre-approved.)

3.	The Committee will establish policies and procedures for the engagement of the Independent Auditor and pre-approval of any permissible non-audit services to be performed by the Independent Auditor. The Committee will, at least annually, (i) consider the independence of the Independent Auditor and whether the performance of permissible non-audit services is compatible with the auditor’s independence, and (ii) review a report by the Independent Auditor describing any relationships between the Independent Auditor and the Company or any other relationships that may adversely affect the independence of the Independent Auditor.

B.	Relationship with the Chief Audit Executive

1.	The Chief Audit Executive will have a direct reporting line to the Committee to communicate any findings or concerns relative to management activities, financial reporting risks or found discrepancies.

2.	The Committee will annually review with the Chief Audit Executive and approve the internal audit department’s annual plan and review the results of executing that plan.

3.	The Committee will meet with the appropriate management personnel to discuss the annual performance of the Chief Audit Executive and approve the proposed compensation established using processes established by the Compensation Committee.

C.	Risk Assessment and Control Environment

The Committee will periodically review and discuss the Company’s business and financial risk management and risk assessment policies and procedures with senior management, the Independent Auditor, and the Chief Audit Executive. The Committee will review and discuss with the Chief Audit Executive the scope, progress, and results of the internal audit program.

The Committee will at least annually:

1.	Obtain a report from the Independent Auditors discussing, among other items, critical accounting policies and alternative treatments of financial information discussed with management;

2.	Review major issues concerning accounting policies and financial statement presentations, including any significant changes in the Company’s selection or application of such principles; and

3.	Review any analyses prepared by management and/or the Independent Auditors setting forth significant financial reporting issues and related judgments.

D.	Internal Controls and Disclosure Controls and Procedures

The Committee will periodically review the adequacy and effectiveness of the Company’s internal control environment, including any significant changes or deficiencies in internal controls. The Committee will also review the annual attestation and report of the Independent Auditor on management’s evaluation of the Company’s internal controls and procedures over financial reporting. In connection with this review, the Committee will obtain and discuss:

1.	Reports from the Chief Executive Officer, the Chief Financial Officer and the Independent Auditors on any significant deficiencies in the design or operation of internal controls with the identification of any material weakness;

2.	Any fraud or other irregularity (whether or not material) that involves management or other employees who have a significant role in the Company’s internal control environment; and

3.	Management’s evaluation of the Company’s disclosure controls and procedures.

E.	Financial Reporting

1.	The Committee will review the Company’s quarterly and annual results with senior management and the Independent Auditors prior to the public release of those results.

2.	The Committee will meet to review and discuss with senior management and the Independent Auditor the Company’s annual audited and quarterly financial statements, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including critical accounting policies.

3.	The Committee will review with senior management and the Independent Auditor the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and, from time to time, management will provide the Committee with an overview of the information presented, or to be presented, to rating agencies.

4.	The Committee will at least annually review the following with the Independent Auditors (and management, as appropriate):

•	The Independent Auditor’s views of the quality of the Company’s accounting principles setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements.

•	Any disagreements with management over the application of accounting principles.

•	Major issues regarding the accounting principles applied, especially significant estimates made by management or significant changes in accounting principles and financial statement presentation.

•	Significant related party transactions or other significant conflicts of interest.

•	Significant audit adjustments.

•	Any difficulties encountered during the audit, including any restrictions on the scope of work or access to information.

•	Any other matters related to the conduct of the audit that must be communicated to the Committee under the standards of the Public Company Accounting Oversight Board.

•	Recommend to the Board, based on the foregoing, whether the financial statements should be included in the Annual Report on Form 10-K.

5.	The Committee will meet regularly with in-house counsel to discuss legal matters that may have a material impact on the financial statements. The Committee may meet with outside counsel as the Committee deems appropriate.

6.	The Committee will prepare an Audit Committee Report for inclusion in the Company’s annual proxy statement.

F.	Compliance

The Committee will oversee the Company’s compliance systems with respect to legal and regulatory requirements and review the Company’s compliance policies and its programs to monitor compliance with these policies. In this regard, the Committee will:

1.	At least annually review with management, the General Counsel and the Chief Audit Executive the Company’s programs to ensure compliance with its Ethical Conduct Policy (MIP-1) and the Business Conduct Guide. These policies will be posted on the Company’s public website; and

2.	Establish and oversee a procedure for the oversight and reporting to the Committee of the receipt, retention, treatment, and closure of complaints to the Company concerning (i) accounting, internal accounting controls, or auditing matters; or (ii) the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

G.	Hiring Employees of Independent Auditors

The Committee will establish policies for the hiring of employees and former employees of the Independent Auditors.

H.	Periodic Review of Charter; Function of Audit Committee

The Committee will at least annually review and assess the adequacy of this Charter and will submit proposed revisions to the Charter to the Board of Directors for approval. In addition, the Committee will at least annually evaluate its own performance.

I.	Investigations

The Committee may investigate suspected improprieties on any material matter, using special counsel or outside experts when necessary or appropriate.

V.	Retention of Outside Advisors

The Committee may, without further action of the Board of Directors, retain for its own account and service any external advisors, attorneys, consultants, and accountants (collectively, “Advisors”) it deems necessary to carry out the Committee’s purposes. The Company will adequately fund the costs and expenses, as determined by the Committee, of these Advisors.

APPENDIX B

(Excerpt from the Company’s Governance Principles)

INDEPENDENCE OF DIRECTORS

A majority of the directors must be independent and it is the board’s goal that at least two-thirds of the directors be independent. To be considered “independent,” the board must determine that a director has no direct or indirect material relationship with Marriott. The board has established the following guidelines to assist it in determining director independence:

a. A director is not independent if, within the preceding three years: (i) the director was employed by Marriott or a Marriott affiliate, or Marriott’s independent auditor or otherwise affiliated with Marriott’s independent auditor; (ii) an immediate family member of the director was employed by Marriott or a Marriott affiliate as an executive officer or by Marriott’s independent auditor in a professional capacity; (iii) the director is, or in the past three years has been, part of an interlocking directorate in which the director is employed by another company for which an executive officer of Marriott is a director who serves on the compensation committee of that other company; or (iv) the director receives, or an immediate family member receives, more than $100,000 per year in direct compensation from Marriott, other than director and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

b. The following commercial or charitable relationships are not material relationships that would impair a Marriott director’s independence: (i) service as an executive officer of another company that does business with Marriott where the annual sales to, or purchases from, Marriott are in an amount equal to or less than the greater of $1 million or two percent of the consolidated gross annual revenues of that other company; (ii) service as an executive officer of another company which is indebted to Marriott, or to which Marriott is indebted, where the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the other company; and (iii) service by a Marriott director or his or her immediate family member as an officer, director or trustee of a charitable organization, where Marriott’s discretionary charitable contributions to that organization are in an amount equal to or less than the greater of $1 million or two percent of that organization’s consolidated gross annual revenues. The board annually reviews all commercial and charitable relationships of directors, and publishes whether directors previously identified as independent continue to satisfy the foregoing tests.

c. For relationships not covered by the guidelines in paragraph (b) above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in paragraphs (a) and (b) above.

B-1

APPENDIX C

MARRIOTT INTERNATIONAL, INC.

2002 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN SUMMARY

The principal terms of the 2002 Incentive Plan are summarized below.

Shares Available under the Plan

The 2002 Incentive Plan currently provides for the issuance of 80 million shares of the Company’s Class A common stock. As proposed to be amended, 5 million shares would be added to the number of shares available for issuance under the 2002 Incentive Plan, resulting in a total of 85 million shares being subject to the 2002 Incentive Plan. As of December 31, 2004, approximately 40.9 million shares of the Company’s Class A common stock were subject to outstanding awards granted under the 2002 Incentive Plan, 33 million shares have been issued under the 2002 Incentive Plan, and approximately 6.1 million shares remained available for future issuance.

The 2002 Incentive Plan provides that no employee will be eligible to receive awards covering more than 750,000 shares of Class A common stock in any one fiscal year (excluding for this purpose any conversion awards in connection with the 1998 Spin-Off described below). The number of shares available and subject to outstanding awards, as well as this limitation, will be appropriately adjusted by the Compensation Policy Committee in the event of any change in capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, separation, including a spinoff or other distribution of stock or property of the Company, any reorganization (whether or not taxable) or any partial or complete liquidation of the Company.

Administration

The 2002 Incentive Plan is administered by the Compensation Policy Committee appointed by the Board of Directors of the Company, the members of which are non-employee directors of the Company. The Compensation Policy Committee has broad discretion to determine the employees eligible for awards and the type of awards to be granted and to interpret the provisions of the 2002 Incentive Plan. The 2002 Incentive Plan provides that, upon a change in control of the Company, the Compensation Policy Committee or the Board may provide for the substitution, distribution, exercise, cancellation, exchange for value, or the waiver of any existing terms and conditions of the outstanding awards.

Eligibility

Employees of the Company (including employees who are also members of the Board) are eligible to participate in the 2002 Incentive Plan. The Compensation Policy Committee has discretion to determine which employees will receive awards. Non-employee directors of the Company are eligible solely for purposes of receiving certain director stock awards and making deferral elections with respect to director fees. In addition, employees and non-employee directors of the Company, and certain individuals who are former employees of the Company and its predecessors, received certain conversion awards in connection with the 1998 Spin-Off.

Type of Awards

Stock Option Awards.    Under the 2002 Incentive Plan, options may be granted to employees that either qualify or do not qualify (nonqualified awards) for tax treatment as “incentive stock options”

within the meaning of Section 422 of the Code. All outstanding stock option awards under the 2002 Incentive Plan are nonqualified. The option price may not be less than 100 percent of the fair market value of Class A common stock on the date the option is granted. The 2002 Incentive Plan prohibits repricing of option awards. Approximately 65 employees are eligible for the management stock option awards program.

Each option may have a term of up to 15 years, as determined by the Compensation Policy Committee. Since February 2001, stock options have been issued with a 10-year term; stock options issued prior to that have 15-year terms. If an optionee ceases to be an employee or goes on leave of absence for more than 12 months (except in the case of a leave approved by the Compensation Policy Committee) while holding an exercisable option, the option will terminate if not exercised within the following three months. Nonqualified options granted to optionees who subsequently become “approved retirees” (termination of employment by reason of permanent disability or retirement with approval from the Compensation Policy Committee after 20 years of service or after attaining age 55 with 10 years of service and while a noncompetition agreement is honored) will continue to vest and will not expire until the earlier of (i) the expiration of the option in accordance with its original term or (ii) five years from the date of termination of employment. If an optionee dies while employed by the Company, or while an approved retiree, all the optionee’s options become fully vested and may be exercised until the earlier of the expiration date for such options or one year after the optionee’s death. If an optionee who is not an approved retiree dies within three months after termination of employment, the optionee’s remaining options may be exercised to the same extent and during the same period that the optionee could have exercised the options if the optionee had not died.

Restricted Stock Awards.    The 2002 Incentive Plan provides additional compensation incentives to key employees in the form of shares of restricted stock of the Company. The Compensation Policy Committee decided to suspend the issuance of Restricted Stock Awards indefinitely commencing with the 2003 fiscal year. Delivery of shares is subject to the lapse of a restriction period, continued employment with the Company and satisfaction of such other requirements as may be imposed by the Compensation Policy Committee, including, but not limited to, achievement of specific performance objectives of the Company, the business unit or the individual. A percentage of the shares subject to an award of restricted stock, as determined by the Compensation Policy Committee, may be released from restriction following an employee’s retirement with the Committee’s approval at or beyond age 55 with 10 years of service or with 20 years of service. Shares are also released from restriction upon the employee’s death or permanent disability.

Deferred Stock Awards.    Deferred shares of Class A common stock may be granted to employees annually as Deferred Stock Bonus Awards or Deferred Stock Agreements. The Compensation Policy Committee decided to suspend the issuance of Deferred Stock Bonus Awards and Deferred Stock Agreements indefinitely commencing with the 2001 and 2003 fiscal years, respectively.

Deferred Stock Bonus Awards previously granted represented a part of the annual performance bonus awards to employees. Eligible award recipients were able to elect either a current award or a deferred award. A current award is distributed in 10 annual installments commencing one year after the award is granted. Any undistributed shares subject to a current award are forfeited and the award terminated if the employee’s employment with the Company is terminated for any reason other than permanent disability, death or termination of employment with retirement approval from the Compensation Policy Committee at or beyond age 55 with 10 years of service or after 20 years of service. Any undistributed shares not subject to forfeiture continue to be paid to the employee or the employee’s beneficiary under the distribution schedule that would have applied to those shares if the employee had not terminated employment, or over such shorter period as the Compensation Policy Committee may determine.

A deferred award will be distributed to the recipient, as elected by such recipient, either in a lump sum or in up to 10 installments beginning the January following termination of employment. Deferred award shares contingently vest pro rata in annual installments commencing one year after the award is granted to the employee, and continuing on each January 2 thereafter until the expiration of a 10-year period from the commencement date. All shares subject to the deferred award will vest upon permanent disability, death or termination of employment with retirement approval from the Compensation Policy Committee after reaching age 55 with 10 years of service or after 20 years of service. Vesting will stop when employment terminates for any other reason.

Vested deferred shares awarded pursuant to a Deferred Stock Agreement are distributed in 10 consecutive annual installments or over such shorter period as the Compensation Policy Committee may direct. The distribution will commence in the January following the date the employee retires or becomes permanently disabled or otherwise ceases to be an employee of the Company. Under some awards, distribution is deferred to age 65 following cessation of employment. Shares vest contingently over a specified term or in pro rata annual installments until age 65. A percentage of the shares subject to a Deferred Stock Agreement, as determined by the Compensation Policy Committee, will vest following an employee’s retirement with the Committee’s approval at or beyond age 55 with 10 years of service or with 20 years of service. Shares also vest upon the employee’s death or permanent disability.

Special Recognition Stock Awards.    The 2002 Incentive Plan provides for awards designed to provide recognition of employee performance for special efforts on behalf of the Company. While all full-time, nonunion employees will be eligible, actual awards are limited in the discretion of the Compensation Policy Committee.

Other Awards.    The Compensation Policy Committee may grant to employees any other awards denominated or payable in cash, Class A common stock, a Class A common stock equivalent or appreciation unit or security convertible into Class A common stock or in any combination of these forms. The other share-based awards may be issued alone or in tandem with other awards and made subject to any terms and conditions as determined by the Compensation Policy Committee and specified in the award agreements. In 2003, the Company began issuing restricted stock units under this provision of the 2002 Incentive Plan, which provide for the deferred transfer of shares of Class A common stock upon expiration of certain restrictions indicated in the award agreements. The restrictions commonly lapse evenly over a four-year period. Approximately 3,300 employees are eligible for restricted stock units.

The Compensation Policy Committee also may grant cash performance-based awards not based on Class A common stock on such terms and conditions as the Committee shall determine. No individual may receive a payment with respect to a cash performance-based award in excess of $4 million in any calendar year.

Performance Measures.    In order to comply with the requirements for exclusion from the limit on the tax deduction of executive compensation under Section 162(m) of the Code, the Compensation Policy Committee may condition the grant or payment of awards to employees on the attainment of performance objectives. Under the 2002 Incentive Plan, the performance objectives are measured by one or more of the following factors regarding the Company or the applicable business unit: (i) consolidated cash flows, (ii) consolidated financial reported earnings, (iii) consolidated economic earnings, (iv) earnings per share of Class A common stock, (v) business unit financial reported earnings, (vi) business unit economic earnings, (vii) business unit cash flow, (viii) return on invested capital, (ix) consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”), and (x) business unit EBITDA, and (xi) appreciation in the price of the Company’s Class A common stock, considered alone or as measured against the performance of a group of companies approved by the Compensation Policy Committee.

Directors’ Stock Awards and Fee Deferral Elections.    The Board may, after each annual meeting of the shareholders, designate non-employee directors who will receive awards of deferred shares of Class A common stock. The awards are fully vested when granted. The awards are distributed in shares of Class A common stock over a ten-year period following retirement from the Board. Non-employee directors are directors who are not full-time, salaried employees of the Company.

The 2002 Incentive Plan also provides for the deferral of fees for non-employee directors at their election. The election must be made prior to an Annual Meeting and remains in effect until the next Annual Meeting. The amounts deferred are credited, as of the date of deferral, to a bookkeeping account as stock units. The number of stock units credited to the account is equal to the fee amount divided by the per share value of Class A common stock on the date the fee amount would have been paid. The stock units are fully vested when credited to the accounts. The accounts are credited with additional stock units as of each dividend payment date on the Class A common stock, to reflect the dividend payment payable on shares of Class A common stock. Upon a non-employee director’s resignation, retirement or death (or if the non-employee director is not re-elected), the stock units in the director’s account will be paid in an equal number of shares of Class A common stock in a lump sum or in equal annual installments over a period as elected by the director.

The 2002 Incentive Plan also provides for non-employee directors to elect to receive all or any part of his or her annual retainer in the form of a stock option. The stock option, if elected, has a value, determined by the Compensation Policy Committee based on a Black-Scholes option pricing model, equal to the amount of the annual retainer the non-employee director elects to receive in the form of a stock option. The election is made on or before each Annual Meeting and the valuation is made as of the first full trading day following the Annual Meeting (the date of the grant). The option becomes fully vested on the date of the next Annual Meeting. The exercise price is the fair market value of a share of Class A common stock on the date of grant.

Non-employee directors are not eligible for other stock awards.

Conversion Awards.    Pursuant to agreements entered into in connection with the 1998 Spin-Off, certain conversion awards were made under the 1998 Plan in shares of Class A common stock, in replacement of certain awards denominated in shares of Class A common stock of Old Marriott outstanding on the effective date of the 1998 Spin-Off and held by individuals who were not employees of Old Marriott after the 1998 Spin-Off. These conversion awards are administered under the 2002 Incentive Plan. The awards are subject to the terms and conditions substantially similar to those governing the awards as they were in effect before the 1998 Spin-Off. Approximately 4,000 individuals, including ten directors, received conversion awards under the 1998 Plan, covering a total of approximately 36.7 million shares of Class A common stock.

Federal Income Tax Consequences.    The following is a brief description of the federal income tax consequences generally arising with respect to stock option awards that may be granted under the

2002 Incentive Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2002 Incentive Plan.

To the extent that any option does not satisfy the requirements for an incentive stock option, it will be treated as a nonqualified stock option. An option holder generally will not recognize income for federal income tax purposes at the time a nonqualified stock option is granted and generally will recognize ordinary income upon exercise of a nonqualified stock option in an amount equal to the difference between the fair market value of the Class A common stock on the exercise date and the exercise price. When shares acquired upon exercise of a nonqualified stock option are sold or otherwise disposed of, the option holder will recognize gain (or loss) equal to the difference between the amount realized and the option holder’s tax basis in the shares. An option holder’s tax basis in shares of Class A common stock received upon exercise of a nonqualified stock option generally is the sum of the exercise price paid and the ordinary income recognized as a result of exercising the nonqualified stock option. The Company will be entitled to a deduction for federal income tax purposes with respect to the exercise of a nonqualified stock option at the same time and in the same amount as ordinary income is recognized by the option holder.

An option holder will not recognize ordinary taxable income upon the grant or exercise of an incentive stock option. However, the option holder may be subject to the alternative minimum tax upon exercise of an award that qualifies as an incentive stock option. Upon sale of the shares acquired upon exercise of an incentive stock option, any gain recognized will be taxed as capital gain if such shares have been held for at least two years from the date the incentive stock option was granted and at least one year from the date the shares were transferred to the option holder. Any sale or other disposition of the shares acquired upon exercise of an incentive stock option prior to the expiration of the holding period described in this paragraph is deemed a “disqualifying disposition” unless the option is exercised after the option holder’s death by the option holder’s estate or by the person who acquired the right to exercise the option by reason of the option holder’s death. Upon a disqualifying disposition, an option holder will recognize ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of shares on the date the option was exercised over the exercise price or (b) the excess of the amount realized upon such disposition over the exercise price. If the amount realized exceeds the fair market value of the shares on the date of the exercise, the excess will be treated as capital gain. An option holder’s tax basis in shares of Class A common stock received upon exercise of an incentive stock option is equal to the exercise price paid. The Company will not be entitled to a deduction for federal income tax purposes at the time an incentive stock option is granted or exercised or, unless a disqualifying disposition has occurred, at the time the shares acquired upon exercise of an incentive stock option are sold. If an option holder makes a disqualifying disposition, the Company will be entitled to take a deduction at the same time and in the same amount as the ordinary income recognized by the option holder.

2005 ANNUAL MEETING INFORMATION

Time and Location.    The 2005 Annual Meeting will begin at 10:30 a.m. at the JW Marriott Hotel. Coffee, tea, and juice will be provided to shareholders attending the meeting.

Parking.    Due to anticipated needs of other hotel guests on May 6, we expect that minimal parking will be available to shareholders in the parking garage adjacent to the hotel. Several public lots are located within three blocks of the hotel.

Public Transportation.    As parking is limited in the general area, we recommend that shareholders attending the annual meeting consider using public transportation. Two Metro subway stations, Federal Triangle and Metro Center, are located less than three blocks from the hotel, and the area is served by Metro buses.

Lodging.    Two local Marriott hotels will offer a “Shareholder Annual Meeting” rate for Thursday, May 5, 2005, the night before the meeting. To receive these rates, call the hotel directly and ask for the shareholder annual meeting rate for May 5, 2005. Please note that a limited number of rooms are offered at this rate. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

JW Marriott Hotel—$199 1331 Pennsylvania Avenue, N.W. Washington, D.C. 20004 202/393-2000 Near Federal Triangle Metro Station	Washington Courtyard—$125 1900 Connecticut Avenue, N.W. Washington, D.C. 20009 202/332-9300 Near Dupont Circle Metro Station

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8089

EDISON, NJ 08818-8089

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to

http://www.eproxyvote.com/mar

OR

Vote-by-Telephone

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Please mark

votes as in

this example.

2771

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no instruction is indicated, such proxy will be voted “FOR” Proposals 1, 2 and 3, “AGAINST” Proposals 4 and 5 and at the discretion of the Proxies on any other matter that may properly occur.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3

1. Election Of Directors:

01. J.W. Marriott, Jr.

02. Debra L. Lee

03. George Munoz

04. William J. Shaw

FOR WITHHELD

For all nominees except as noted above

2. Ratify appointment of Ernst and

Young LLP as Independent Auditors.

FOR AGAINST ABSTAIN

3. Approve an Increase of 5 million

Shares of the Company’s Class A

Common Stock Authorized for

Issuance under the 2002 Incentive

Plan.

FOR AGAINST ABSTAIN

Directors recommend a vote AGAINST Proposals 4 and 5

4. Shareholder Proposal to

Declassify the Board of

Directors and Establish Annual

Election of all Directors.

FOR AGAINST ABSTAIN

5. Shareholder Proposal to

Require Election of Directors

by a Majority of Votes Cast at

an Annual Meeting.

FOR AGAINST ABSTAIN

MARK FOR ADDRESS

CHANGE/COMMENTS AND

MARK ON REVERSE SIDE

Signature: Date: Signature: Date:

Sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title. If a corporation, sign full corporate name by President, or other authorized officer. If a partnership, sign in partnership name by authorized trustee or partner.

Dear Shareholder:

Marriott International, Inc. encourages you to take advantage of convenient ways by which you can vote your shares.

You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the information located in the shaded box on the reverse side, above the perforation. The series of numbers that appear in the box on the reverse side must be used to access the system.

1. To vote over the telephone: Using a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683)

2. To vote over the Internet: Log onto the Internet and go to the web site http://www.eproxyvote.com/mar

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

Your vote is important. Thank you for voting.

INTERNET ACCESS TO SHAREHOLDER ACCOUNTS

Marriott International, Inc. and EquiServe Trust Company, N.A. remind you that you can access your account information via the

Internet. Visit http://equiserve.com. You will need your account number and social security number to access your account and a password which you can receive by calling EquiServe Trust Company, N.A. at the toll-free customer service number listed below.

DEDICATED TOLL FREE CUSTOMER SERVICE NUMBER

Marriott International, Inc. shareholders should call the toll-free number indicated below for customer assistance.

1-800-311-4816

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

MARRIOTT INTERNATIONAL, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

on May 6, 2005 at 10:30 a.m.

PROXY

The undersigned appoints J.W. Marriott, Jr. and William J. Shaw as Proxies. Each shall have the power to appoint a substitute. They are authorized to represent and vote, as designated on the reverse side, all shares of Marriott International, Inc. Class A common stock held of record by the undersigned on March 15, 2005 at the Annual Meeting of Shareholders to be held on May 6, 2005, or any adjournment or postponement thereof. The Board of Directors recommends votes FOR Proposals 1, 2 and 3 and AGAINST Proposals 4 and 5.

If the undersigned has voting rights with respect to shares of Company common stock under the Company’s 401(k) savings plan or the

Sodexho 401(k) savings plan, the undersigned hereby direct(s) the trustee of the applicable 401(k) savings plan to vote shares equal to the number of share equivalents allocated to the undersigned’s accounts under the applicable plans in accordance with the instructions given herein. Shares for which the trustee does not receive instructions by 12:00 p.m. Eastern Time, Wednesday, May 4, 2005, will be voted by the trustee in the same proportion as the shares for which valid instructions are received from other participants in the applicable plan.

(change of address/comments)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE

SIDE

Marriott International, Inc.

2002 Comprehensive

Stock And Cash Incentive Plan

-i-

MARRIOTT INTERNATIONAL, INC.

2002 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

Article 1. Establishment, Objectives, and Duration

1.1 Establishment of the Plan. Marriott International, Inc. (the “Company”), hereby establishes an incentive compensation plan to be known as the “Marriott International, Inc. 2002 Comprehensive Stock and Cash Incentive Plan” (hereinafter referred to as the “Plan”), as set forth in this document.

The Plan shall become effective as of the Effective Date, as defined below, and shall remain in effect as provided in Section 1.3 hereof.

1.2 Purpose of the Plan. The purpose of the Plan is to promote and enhance the long-term growth of the Company by aligning the personal interests of Employees and Non-Employee Directors to those of Company shareholders and allowing such Employees and Non-Employee Directors to participate in the growth, development and financial success of the Company.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key individuals.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 17 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1 “Allocation Agreement” means the Employee Benefits and Other Employment Matters Allocation Agreement by and between Marriott International, Inc. (To Be Renamed Sodexho Marriott Services, Inc.) and New Marriott MI, Inc. (To Be Renamed Marriott International, Inc.) dated as of September 30, 1997.

2.1.1 “Annual Meeting” means the annual meeting of the stockholders of the Company at which Directors are elected.

2.2 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Deferred Stock Bonus Awards, Deferred Stock Agreements, Special Recognition Stock Awards, 1998 Conversion Awards, Other Share-Based Awards, Other Cash Performance-Based Awards, Non-Employee Director Share Awards, Stock Units, and Director Options.

2.3 “Award Agreement” means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to an Award granted under this Plan.

2.4 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5 “Beneficiary” means the person or persons designated pursuant to Article 14 hereof.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8 “Committee” means the Compensation Policy Committee of the Board, as specified in Article 3 herein, or such other Committee appointed by the Board to administer the Plan with respect to grants of Awards.

2.9 “Company” means Marriott International, Inc., together with any and all Subsidiaries, and any successor thereto as provided in Article 20 herein.

2.10 “Current Award” means a Deferred Stock Bonus Award granted under the terms and conditions described in Section 8.2(c) hereof.

2.11 “Covered Employee” means a Participant who, as of the date of grant, vesting and/or payout of an Award, as applicable, is one of the group of “covered employees,” as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

2.12 “Deferred Award” means a Deferred Stock Bonus Award granted under the terms and conditions described in Section 8.2(b) hereof.

2.13 “Deferred Stock” means an Award granted to a Participant as described in Article 8 herein.

2.14 “Deferred Stock Bonus Award” means a grant of a right to receive Shares on a deferred basis, pursuant to Article 8.2 hereof.

2.15 “Deferred Stock Agreement” means an Award granted to a Participant as described in Article 8.3 herein.

2.16 “Director” means any member of the Board.

2.16.1 “Director Option” means a Nonqualified Stock Option as described in Article 12 herein.

2.17 “Disability” means a permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in good faith, upon receipt of sufficient competent medical advice from one or more individuals, selected by or satisfactory to the Committee, who are qualified to give professional medical advice.

2.18 “Distribution” means the distribution of all the outstanding shares of capital stock of the Company as provided in the Distribution Agreement.

2.19 “Distribution Agreement” means the Distribution Agreement between Marriott International, Inc. (To Be Renamed Sodexho Marriott Services, Inc.) and the Company dated as of September 30, 1997.

2.20 “Distribution Date” means the date on which the Distribution shall be effected pursuant to the Distribution Agreement.

2.21 “Effective Date” has the same meaning as the term Distribution Date.

2.22 “Employee” means any individual who is, or will become, a full-time, active, non-union employee of the Company. Any Employee who, at the request of the Company, and on the written assignment of the Company specifically referencing this provision of the Plan, becomes an employee of another employer shall continue to be treated as an Employee for all purposes hereunder during the period of such assignment. Directors who are not employed by the Company shall not be considered Employees under this Plan.

2.23 “Engaging in Competition” means (i) engaging, individually or as an employee, consultant or owner (more than 5%) of any entity, in any business engaged in significant competition with any business operated by the Company; (ii) soliciting and hiring a key employee of the Company in another business, whether or not in significant competition with any business operated by the Company; or (iii) using or disclosing confidential Company information, in each case, without the approval of the Company.

2.24 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.25 “Fair Market Value” means the average of the highest and lowest quoted selling prices for the Shares on the relevant date, or (if there were no sales on such date) the average so computed on the nearest day before or the nearest day after the relevant date, as reported in The Wall Street Journal or a similar publication selected by the Committee.

2.26 “Fee Deferral Election” means an election made by a Non-Employee Director to defer the receipt of Fees, as described in Section 12.3 hereof.

2.27 “Fees” means all or part of any retainer and/or fees payable to a Non-Employee Director in his or her capacity as such.

2.28 “Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 herein, which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

2.29 “Insider” shall mean an individual who is, on the relevant date, an officer, Director or more than ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.30 “1998 Conversion Award” means an Award made pursuant to Article 13 to reflect the effect of the Distribution on outstanding awards which were made under the Predecessor Plans and which were held by the grantee immediately before the Distribution.

2.31 “Non-Employee Director” means a Director who is not an Employee of the Company.

2.32 “Non-Employee Director Share Award” shall mean an award of Shares to a Non-Employee Director, as described in Section 12.2 herein.

2.33 “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

2.34 “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein, or a Director Option as described in Article 12 herein.

2.35 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.36 “Other Cash Performance-Based Awards” means an Other Cash Performance-Based Award, as described in Article 10 herein.

2.37 “Other Share-Based Award” means an Other Share-Based Award, as described in Article 10 herein.

2.38 “Participant” means an individual who has an outstanding Award granted under the Plan.

2.39 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.40 “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance objectives, or upon the occurrence of other events as determined by the Committee, in its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7 herein.

2.41 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.42 “Predecessor Plans” means the Marriott International, Inc. 1993 Comprehensive Stock Incentive Plan, the Marriott International, Inc. 1996 Comprehensive Stock Incentive Plan and the Marriott International, Inc. 1995 Non-Employee Directors’ Deferred Stock Compensation Plan.

2.43 “Restricted Stock” means an Award granted to a Participant pursuant to Article 7 herein.

2.44 “Shares” means shares of Class A Common Stock of the Company or of any successor company adopting this Plan.

2.45 “Special Recognition Stock Award” means an Award granted to a Participant pursuant to Article 9 herein.

2.46 “Stock Units” means the credits to a Non-Employee Director’s Stock Unit Account, each of which represents the right to receive one Share upon settlement of the Stock Unit Account.

2.47 “Stock Unit Account” means the bookkeeping account established by the Company pursuant to Section 12.3.

2.48 “Subsidiary” means any corporation, partnership, joint venture or other entity in which the Company owns a majority of the equity interest by vote or by value or in which the Company has a majority capital or profits interest.

2.49 “Termination of Service” means termination of service as a Non-Employee Director in any of the following circumstances:

(a) Where the Non-Employee Director voluntarily resigns or retires;

(b) Where the Non-Employee Director is not re-elected (or elected in the case of an appointed Non-Employee Director) to the Board by the shareholders; or

(c) Where the Non-Employee Director dies.

2.50 “Year of Service” means a period of twelve (12) consecutive calendar months during which an Employee was paid for 1200 or more hours of work for the Company.

Article 3. Administration

3.1 The Committee. The Plan shall be administered by the Compensation Policy Committee of the Board, or by any other committee appointed by the Board, the members of which shall be “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act, or any successor provision. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

3.2 Authority of the Committee. Except as limited by law or by the Articles of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees and Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 17 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. The Committee’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. As permitted by law, the Committee may delegate its authority under the Plan to a Director or Employee.

3.3 Decisions Binding. All determinations and decisions made by the Committee or its designee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all parties.

3.4 Unanimous Consent in Lieu of Meeting. A memorandum signed by all members of the Committee shall constitute the act of the Committee without the necessity in such event to hold a meeting.

Article 4. Shares Subject to the Plan and Maximum Awards

4.1 Number of Shares. Subject to Sections 4.2 and 4.3 herein, (a) no more than 80 million shares of Class A Common Stock of the Company may be issued pursuant to Awards granted under the Plan, and (b) the maximum aggregate number of Shares that may be subject to any Awards (other than 1998 Conversion Awards) granted in any one fiscal year to any single Employee shall be 750,000.

4.2 Lapsed Awards. If any Award granted under the Plan is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award shall again be available for the grant of an Award under the Plan.

4.3 Adjustments in Authorized Shares and Awards. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, (a) such adjustment shall be made in the number and class of Shares which may be delivered under Section 4.1 and the Award limits set forth in Section 4.1 as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; and (b) the Committee or the board of directors, compensation committee or similar body of any other legal entity assuming the obligations of the Company hereunder, shall either (i) make appropriate provision for the protection of outstanding Awards by the substitution on an equitable basis of appropriate equity interests or awards similar to the Awards, provided that the substitution neither enlarges nor diminishes the value and rights under the Awards; or (ii) upon written notice to the Participants, provide that Awards will be exercised, distributed, canceled or exchanged for value pursuant to such terms and conditions (including the waiver of any existing terms or conditions) as shall be specified in the notice. Any adjustment of an ISO under this paragraph shall be made in such a manner so as not to constitute a “modification” within the meaning of Section 424(h)(3) of the Code.

Article 5. Eligibility and Participation

5.1 Eligibility. Employees shall be eligible to participate in this Plan with respect to Awards specified in Articles 6 through 10. Non-Employee Directors shall be eligible to participate in the Plan with respect to Awards specified in Article 12. Persons eligible to receive 1998 Conversion Awards under the Allocation Agreement shall be eligible to participate in the Plan with respect to Awards specified in Article 13.

5.2 Actual Participation by Employees. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6. Stock Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Options may include provisions for reload of Options exercised by the tender of Shares or the withholding of Shares with respect to the exercise of the Options. An Option, once granted, may not thereafter be amended to change the Option Price.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Code Section 422, or an NQSO whose grant is intended not to fall under the provisions of Code Section 422.

6.3 Option Price. The Option Price for each grant of an Option under this Article 6 shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

6.4 Duration of Options. Each Option granted under this Article 6 shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the fifteenth (15th) anniversary date of its grant.

6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Employee.

The ability of an Employee to exercise an Option is conditioned upon the Employee not committing any criminal offense or malicious tort relating to or against the Company.

6.6 Payment. Options granted under this Article 6 shall be exercised by the delivery of notice of exercise to the Company by such means as the Committee shall approve from time to time, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) if permitted in the governing Award Agreement, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (c) if permitted in the governing Award Agreement, by a combination of (a) and (b).

The Committee also may allow cashless exercise as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

6.8 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded, and under any blue sky or state securities laws applicable to such Shares.

6.9 Termination of Employment or Leave of Absence. In the event that an Employee, during the Employee’s lifetime has been on leave of absence for a period of greater than twelve (12) months (except a leave of absence approved by the Board or the Committee, as the case may be), or ceases to be an Employee of the Company or of any Subsidiary for any reason, including retirement, the portion of any Option which is not exercisable on the date on which the Employee ceased to be an Employee or has been on leave for over twelve (12) months (except a leave of absence approved by the Board or the Committee, as the case may be) shall expire on such date and any unexercised portion thereof which was otherwise exercisable on such date shall expire unless exercised within a period of three (3) months (one year in the case of a Participant terminating by reason of a Disability) from such date, but in no event after the expiration of the term for which the Option was granted; provided, however, that in the case of an optionee of a NQSO who is an “Approved Retiree” (as hereinafter defined), the Option shall continue to vest for up to five years from the date of retirement and said optionee may exercise such NQSO until the sooner to occur of (i) the expiration of such NQSO in accordance with its original term; or (ii) the expiration of five years from the date of retirement. For purposes of the proviso to the preceding sentence:

(a) An “Approved Retiree” is any optionee who (i) terminates employment by reason of a Disability, or (ii) (A) retires from employment with the Company with the specific approval of the Committee on or after such date on which the optionee has completed 20 Years of Service or has attained age 55 and completed 10 Years of Service, and (B) has entered into and has not breached an agreement to refrain from Engaging in Competition in form and substance satisfactory to the Committee; and

(b) If an Approved Retiree is subsequently found by the Committee to have violated the provisions of the agreement to refrain from Engaging in Competition referred to in clause (a)(ii)(B) of this section, such Approved Retiree shall have ninety (90) days from the date of such finding within which to exercise any Options or portions thereof which are exercisable on such date, any Options or portions thereof which are not exercised within such ninety- (90-) day period shall expire and any Options or portion thereof which are not exercisable on such date shall be canceled on such date.

In the event of the death of an optionee during the three-month period described above for exercise of an Option by a terminated optionee or one on leave for over 12 months (except a leave of absence approved by the Board or the Committee, as the case may be), the Option shall be exercisable by the optionee’s personal representatives, heirs or legatees to the same extent and during the same period that the optionee could have exercised the Option if the optionee had not died.

Notwithstanding anything in Section 6.5 to the contrary, in the event of the death of an optionee while an Employee or Approved Retiree of the Company or any Subsidiary, an outstanding Option held by such optionee upon death shall become fully vested upon death and shall be exercisable by the optionee’s personal representatives, heirs or legatees at any time prior to the expiration of one (1) year from the date of death of the optionee, but in no event after the expiration of the term for which the Option was granted.

6.10 Nontransferability of Options.

(a) Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

(b) Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement or pursuant to policies adopted by the Committee, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in the Plan or a Participant’s Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

Article 7. Restricted Stock

7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees in such amounts as the Committee shall determine.

7.2 Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

7.3 Transferability. Except as provided in this Article 7, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

7.4 Other Restrictions. The Committee shall impose such conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual), time-based restrictions on vesting following the attainment of the performance objectives, and/or restrictions under applicable Federal or state securities laws.

The Company shall retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

Distribution of Shares of Restricted Stock is conditioned upon the Participant not committing any criminal offense or malicious tort relating to or against the Company.

7.5 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

7.6 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. Such dividends may be paid currently, accrued as contingent cash obligations, or converted into additional shares of Restricted Stock, upon such terms as the Committee establishes.

The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Stock, such that the dividends and/or the Restricted Stock maintain eligibility for the Performance-Based Exception.

7.7 Termination of Employment. In the event a Participant’s employment with the Company is terminated because of the Participant’s Disability or death during the Period of Restriction, the Period of Restriction shall end and the Participant’s rights thereunder shall inure to the benefit of his or her Beneficiary.

In the event that a Participant’s employment with the Company is terminated during the Period of Restriction because of either the Participant’s: (a) retirement with specific approval from the Committee following attainment of age 55 and with ten (10) Years of Service or (b) retirement with specific approval from the Committee and with twenty (20) Years of Service, the Committee shall have complete discretion in determining the percentage, if any, of a Participant’s outstanding Restricted Shares as to which the Period of Restriction shall end. In the event that a Participant’s employment with the Company is terminated for any other reason during the Period of Restriction, such Participant’s outstanding Restricted Shares shall be forfeited to the Company without payment.

Article 8. Deferred Stock

8.1 Award of Deferred Stock. Subject to the terms and provisions of the Plan, Deferred Stock Bonus Awards or Deferred Stock Agreements may be granted to Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the amount of Deferred Stock granted to each Employee (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such Awards of Deferred Stock.

8.2 Deferred Stock Bonus Awards. Deferred Stock Bonus Awards may be granted as part of a management incentive program under which part of the annual performance bonus awarded to managers and other key Employees is made in Deferred Stock. Subject to the terms of the Plan, Deferred Stock Bonus Awards shall have such terms and conditions as determined by the Committee. As determined by the Committee and subject to the terms of the Plan, Participants selected by the Committee in its discretion may elect to receive their Deferred Stock Bonus Award in the form of either a Current Award or a Deferred Award.

(a) Method of Election. Each Participant who is granted a Deferred Stock Bonus Award and selected by the Committee in its discretion may elect, in writing, on a form to be furnished by the Company, to receive a Current Award or a Deferred Award. Notwithstanding the foregoing, any eligible Participant who does not elect to receive a Deferred Award within the time designated by the Company shall be granted a Current Award.

(b) Deferred Award.

(i) Vesting. Deferred Stock granted in connection with a Deferred Award shall contingently vest, pro rata, in annual installments commencing one year after the date of the Deferred Stock Bonus Award and continuing on each January 2 thereafter until the expiration of a ten-year period from such commencement date. Notwithstanding the foregoing, all unvested Deferred Stock subject to a Deferred Award shall vest upon the Participant’s: (1) termination of employment following attainment of age 55 with ten (10) Years of Service; (2) termination of employment with retirement approval from the Committee and with twenty (20) Years of Service; (3) Disability, or (4) death. Subject to Section 4.3 herein, unvested Deferred Stock shall not vest following termination of employment for any other reason.

(ii) Distribution of Shares. Vested Shares will be distributed to the Participant in two (2) to ten (10) approximately equal annual installments, as elected by the Participant, or over such shorter period as determined by the Committee. Such distribution shall commence in the month of January following the date the Participant terminates employment; provided, however, that the Participant may elect, at the time of grant and prior to vesting in any shares of Deferred Stock subject to an Award, to receive his or her vested Shares in a single distribution which shall take place in the month of January following the year during which his or her termination of employment occurs.

All such elections made pursuant to this Section 8.2(b)(ii), shall be made at the time the Deferred Stock Bonus Award is granted, and shall be made, in writing, on a form prescribed by the Committee. Upon a Participant’s death, all undistributed vested Deferred Stock will be distributed in one distribution as provided in Article 10 herein.

(c) Current Award.

(i) Distribution of Shares. Shares subject to a Current Award will be distributed in ten (10) consecutive, approximately equal, annual installments, commencing in the first calendar quarter of the year following the year in which the Deferred Stock Bonus Award is granted. If a Participant dies prior to distribution of all Shares to which he or she is entitled, the remaining Shares will be distributed in one distribution as provided in Article 10 herein.

(ii) Forfeiture of Shares. Any undistributed Shares subject to a Current Award will be forfeited and the Deferred Stock Bonus Award relating thereto terminated, without payment, if the Participant’s employment with the Company is terminated for any reason other than the Participant’s: (1) termination of employment at or beyond age 55 with 10 Years of Service, (2) retirement after 20 Years of Service with approval from the Committee, (3) Disability, or (4) death. Any undistributed Shares not subject to forfeiture shall continue to be distributed to the Participant under the distribution schedule which would have applied to those Shares if the Participant had not terminated employment, or over such shorter period as may be determined by the Committee.

(d) Conditions. Distribution of Shares under Current Awards and Deferred Awards is conditioned upon:

(i) the Participant not committing any criminal offense or malicious tort relating to or against the Company;

(ii) the Participant not Engaging in Competition; and

(iii) the Participant having provided the Committee with a current address where the Deferred Stock Bonus Award may be distributed.

If said conditions are not met, all undistributed Shares will be forfeited and the Deferred Stock Bonus Award terminated, without payment.

(e) Lump Sum Payments. Notwithstanding anything in the Plan to the contrary, any Participant entitled upon termination of employment to receive a distribution pursuant to this Article 8 which has a total Fair Market Value at the time of such termination of $5,000 or less shall receive such distribution in one lump sum as soon as practicable following termination of employment.

8.3 Deferred Stock Agreements. Deferred Stock Agreements represent Deferred Stock granted to a Participant subject to the following conditions:

(a) Vesting. Deferred Stock granted pursuant to this Section 8.3 shall contingently vest over a specified number of years, as determined by the Committee. Notwithstanding the foregoing, the Committee shall have complete discretion in determining the vested percentage, if any, of all unvested Deferred Stock subject to a Deferred Stock Agreement upon either the Participant’s (1) termination of employment with retirement approval from the Committee following attainment of age 55 and with ten (10) Years of Service or (2) termination of employment with retirement approval from the Committee and with twenty (20) Years of Service. All unvested Deferred Stock subject to a Deferred Stock Agreement shall immediately vest upon the Participant’s termination of employment as a result of the Participant’s Disability or death. Subject to Section 4.3 herein, unless otherwise provided in the Deferred Stock Agreement, if the Participant’s employment with the Company is terminated for any other reason, all Deferred Stock that is not vested before such termination of employment shall be forfeited and the Deferred Stock Agreement terminated without payment.

(b) Distribution of Shares. Vested Deferred Stock granted pursuant to this Section 8.3 shall be distributed to the Participant in the form of Shares in the manner specified in the Deferred Stock Agreement, or over such shorter period as the Committee may direct. Such distribution shall commence in accordance with the terms of the Deferred Stock Agreement; provided that upon the Participant’s death or as soon as practicable thereafter, all unpaid vested Deferred Stock shall be distributed in the form of Shares, in one distribution, as provided in Article 14 hereof.

(c) Conditions. Distribution of Shares subject to Deferred Stock Agreements is conditioned upon:

(i) the Participant not Engaging in Competition,

(ii) the Participant not committing any criminal offense or malicious tort relating to or against the Company; and

(iii) the Participant having provided the Committee with a current address where the Deferred Stock may be distributed.

If said conditions are not met, all undistributed Deferred Stock will be forfeited and the Deferred Stock Agreement terminated without payment.

8.4 Assignment. A Participant’s rights under a Deferred Stock Agreement or Deferred Stock Bonus Award may not, without the Company’s written consent, be assigned or otherwise transferred, nor shall they be subject to any right or claim of a Participant’s creditors, provided that the Company may offset any amounts owing to or guaranteed by the Company, or owing to any credit union related to the Company against the value of Deferred Stock and underlying Shares to be distributed under Deferred Stock Agreements and Deferred Stock Bonus Awards.

Article 9. Special Recognition Stock Awards

Subject to the terms and provisions of the Plan, the Committee or its designee, at any time and from time to time, may grant Special Recognition Stock Awards to Employees in such amounts and upon such conditions as the Committee or its designee shall determine.

Article 10. Other Awards

10.1 Grant of Other Share-Based Awards. The Committee may grant Other Share-Based Awards to Participants in such number, and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

10.2 Terms of Other Share-Based Awards. Other Share-Based Awards shall contain such terms and conditions as the Committee may from time to time specify and may be denominated in cash, in Shares, in Share-equivalent units, in Share appreciation units, in securities or debentures convertible into Shares or in a combination of the foregoing and may be paid in cash or in Shares, all as determined by the Committee. Other Share-Based Awards may be issued alone or in tandem with other Awards granted to Employees.

10.3 Other Share-Based Award Agreement. Each Other Share-Based Award shall be evidenced by an Award Agreement that shall specify such terms and conditions as the Committee shall determine.

10.4 Other Cash Performance-Based Awards. The Committee may grant Other Cash Performance-Based Awards based on performance measures set forth in Article 11 not based on Shares upon such terms and at any time and from time to time as shall be determined by the Committee. Each such Other Cash Performance-Based Award shall be evidenced by an award agreement that shall specify such terms and conditions as the Committee shall determine. An Other Cash Performance-Based Award not based upon Shares shall not decrease the number of Shares under Article 4 that may be issued pursuant to other Awards. No individual shall be eligible to receive a payment with respect to cash performance-based awards in excess of $4 million in any calendar year. Other Cash Performance-Based Awards may relate to annual bonus or long-term performance awards.

Article 11. Performance Measures for Awards

11.1 Performance Measures. Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 11, the attainment of which may determine the degree of payout and/or vesting with respect to Awards granted to Covered Employees which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such Awards shall be chosen from among the following alternatives:

(a) Consolidated cash flows,

(b) Consolidated financial reported earnings,

(c) Consolidated economic earnings,

(d) Earnings per share,

(e) Business unit financial reported earnings,

(f) Business unit economic earnings,

(g) Business unit cash flows,

(h) Appreciation in the Fair Market Value of Shares either alone or as measured against the performance of the stocks of a group of companies approved by the Committee,

(i) Return on invested capital,

(j) Consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”), and

(k) Business unit EBITDA.

11.2 Adjustments. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance objectives; provided, however, that Awards that are designed to qualify for the Performance-Based Exception and that are held by Covered Employees may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

11.3 Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that do not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

Article 12. Directors’ Share Awards, Fee Deferral Elections, and Director Options

12.1 Eligibility. Only Non-Employee Directors shall be eligible to receive Non-Employee Director Share Awards and Director Options and to make Fee Deferral Elections.

12.2 Non-Employee Director Share Awards. On the first full trading day immediately following each Annual Meeting, each Non-Employee Director designated by the Board shall receive a Non-Employee Director Share Award of a number of Shares determined by the Board before such Annual Meeting. Each Non-Employee Director Share Award shall be fully vested and nonforfeitable when granted.

12.3 Fee Deferral Elections.

(a) Elections to Defer Payment of Fees. Payment of all or any part of any Fees payable to a Non-Employee Director may be deferred by election of the Non-Employee Director. Each such election must be made in writing on a form prescribed by the Committee and delivered to the Company prior to the next Annual Meeting and must be irrevocable until the following Annual Meeting. No election may be made under this Section 12.3(a) with respect to Fees for which an election is made under Section 12.5.

(b) Crediting Stock Units to Accounts. Amounts deferred pursuant to a Fee Deferral Election shall be credited as of the date of the deferral to a Stock Unit Account in Stock Units. The number of Stock Units credited to a Stock Unit Account with respect to any Non-Employee Director shall equal (i) the amount deferred pursuant to the Fee Deferral Election divided by (ii) the Fair Market Value of a Share on the date on which the Fees subject to the Fee Deferral Election would have been paid but for the Fee Deferral Election, with fractional units calculated to at least three (3) decimal places.

(c) Fully Vested Stock Units. All Stock Units credited to a Non-Employee Director’s Stock Unit Account pursuant to this Section 12.3 shall be at all times fully vested and nonforfeitable.

(d) Credit of Dividend Equivalents. As of each dividend payment date with respect to Shares, each Non-Employee Director shall have credited to his or her Stock Unit Account an additional number of Stock Units equal to the product of (i) the per-share cash dividend payable with respect to a Share on such dividend payment date multiplied by the number of Stock Units credited to his or her Stock Unit Account as of the close of business on the record date for such dividend, divided by (ii) the Fair Market Value of a Share on such dividend payment date. If dividends are paid on Shares in a form other than cash, then such dividends shall be notionally converted to cash, if their value is readily determinable, and credited in a manner consistent with the foregoing and, if their value is not readily determinable, shall be credited “in kind” to the Non-Employee Director’s Stock Unit Account.

(e) Payment of Stock Units. Upon Termination of Service, the Stock Units credited to a Non-Employee Director’s Stock Unit Account shall be paid to the Non-Employee Director in an equal number of shares of Stock in a single lump sum or in substantially equal annual installments over a period not to exceed ten (10) years, as elected by the Non-Employee Director pursuant to rules established from time to time by the Committee.

(f) Delivery of Stock Certificates. The Company shall issue and deliver to the Non-Employee Director a stock certificate for Shares in payment of Stock Units as soon as practicable following the date on which Stock Units are payable, provided, however, that no stock certificate shall be delivered with respect to the payment of any Stock Unit prior to the expiration of six (6) months from the date such Stock Unit was credited to the Non-Employee Director’s Stock Unit Agreement.

12.4 Unfunded Status. The interest of each Non-Employee Director in any Fees deferred under this Article 12 (and any Stock Units or Stock Unit Account relating thereto) or in any Director Stock Award shall be that of a general creditor of the Company. Stock Unit Accounts and Stock Units (and, if any, “in kind” dividends) credited thereto shall at all times be maintained by the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company.

12.5 Director Options.

(a) Elections to Receive Payment of Fees in the Form of Options. A Non-Employee Director may elect to receive payment of all or any part of his or her cash retainer in the form of Director Options in lieu of cash. Each such election must be made in writing on a form prescribed by the Committee and delivered to the Company prior to each Annual Meeting that marks the commencement of the annual period of service during which such Fees are earned. Each election is irrevocable for that annual period. Elections under this Section 12.5 may not be made with respect to Fees deferred under Section 12.3.

(b) Grant of Director Options. On the first full trading day immediately following each Annual Meeting, each Non-Employee Director who has filed an election under Section 12.5(a) for the annual period of service that commences with such Annual Meeting shall be granted Director Options that have a value on the date of grant substantially equal to the amount of Fees otherwise payable to the Director in cash but for the election to receive Director Options. The value of Director Options shall be determined by the Committee in its sole discretion, at a meeting held prior to the Annual Meeting, based on a Black-Scholes option pricing model or other valuation model that the Committee determines to be appropriate in its sole discretion.

(c) Terms of Director Options. Each Director Option shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, and the number of Shares to which the Option pertains. Each Director Option shall (i) have an Option Price equal to the Fair Market Value of a Share on the date the Option is granted; (ii) become 100% vested and first exercisable on the last business day immediately preceding the Annual Meeting next following the date the Option is granted or, if earlier, upon the Director’s Termination of Service due to death or Disability; (iii) expire on the tenth (10th) anniversary of the date of its grant; and (iv) be nontransferable unless otherwise specified by the Committee.

(d) Payment. Director Options granted under this Article 12 shall be exercised by the delivery of notice of exercise to the Company in such manner as the Committee shall determine, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price upon exercise of any Director Option shall be payable to the Company in full either: (i) in cash or its equivalent, (ii) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Director for at least six (6) months prior to their tender to satisfy the Option Price), or (iii) by a combination of (i) and (ii). The Committee also may allow cashless exercise as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

Article 13. 1998 Conversion Awards

All 1998 Conversion Awards which, under the Allocation Agreement, are to be denominated in equal numbers of shares of Class A Common Stock of the Company, shall be issued under the Plan as provided in the Allocation Agreement. The Committee shall administer all such 1998 Conversion Awards under this Plan, giving service credit to the grantee of each such 1998 Conversion Award to the extent required under the Allocation Agreement. All 1998 Conversion Awards shall be subject to substantially similar terms and conditions as provided in the holder’s corresponding awards under the Predecessor Plan.

Article 14. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant has received any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 15. Deferrals

The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option, or the payment of or the lapse or waiver of restrictions with respect to any other Award. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 16. Rights of Participants

16.1 Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.

16.2 Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 17. Amendment, Modification, and Termination

17.1 Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that the Board may, in its sole discretion, condition the adoption of any amendment of the Plan on the approval thereof by the requisite vote of the shareholders of the Company entitled to vote thereon.

17.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to the restriction set forth in Article 11 herein on the exercise of upward discretion with respect to Awards which have been designed to comply with the Performance-Based Exception, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

17.3 Awards Previously Granted. No termination, amendment, or modification of the Plan or any Award shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

17.4 Compliance with Code Section 162(m). At all times when Code Section 162(m) is applicable, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Committee determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article 17, make any adjustments it deems appropriate.

17.5 Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for awards held by employees or directors of entities who become or are about to become employees or directors of the Company or a Subsidiary as the result of a merger, consolidation or other acquisition of the employing entity or the acquisition by the Company or a Subsidiary of the assets or stock of the employing entity. The terms and conditions of any substitute awards so granted may vary from the terms and conditions set forth herein to the extent that the Committee deems appropriate at the time of grant to conform the substitute awards to the provisions of the awards for which they are substituted.

Article 18. Withholding

18.1 Tax Withholding. The Company shall have the power and the right to deduct from any amount otherwise due to the Participant, or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

18.2 Share Withholding. With respect to withholding required in connection with any Award, the Company may require, or the Committee may permit a Participant to elect, that the withholding requirement be satisfied, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. Any election by a Participant shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 19. Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 20. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, of all or substantially all of the business and/or assets of the Company, or a merger, consolidation or otherwise.

Article 21. Legal Construction

21.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

21.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.4 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

21.5 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Maryland.